Exhibit 2.1

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

by and among

NANOMETRICS (SWITZERLAND) GMBH,

NANDA TECHNOLOGIES GMBH,

THE STOCKHOLDERS

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of November 21, 2011

i

TABLE OF CONTENTS

(continued)

ii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of November 21, 2011, by and among Nanometrics (Switzerland) GmbH, a company organized under the laws of Zug, Switzerland (“Buyer”), Nanda Technologies GmbH, a company organized under the laws of Germany (the “Company”), the Persons executing a counterpart signature page to this Agreement as “Stockholders” (each, a “Stockholder” and collectively, the “Stockholders”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Stockholders (the “Stockholders’ Representative”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Exhibit A, attached hereto and made a part hereof.

RECITALS

WHEREAS, the Stockholders are the owners of all of the capital stock of the Company (the “Shares”), with each Stockholder owning the Shares (Geschäftsanteile) set forth opposite such Stockholder’s name in Section 2.04(a) of the Disclosure Schedule; and

WHEREAS, at the Closing, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.01. Sale of Equity. At the Closing, each Stockholder shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from each Stockholder all of such Stockholder’s right, title and interest in and to the Shares owned by such Seller as set forth opposite such Stockholders’ name in Section 2.04(a) of the Disclosure Schedule, and which Shares in the aggregate constitute all of the issued and outstanding equity ownership of the Company. Title to the Shares shall be transferred to Buyer at the Closing free and clear of any and all Liens and Restrictions.

1.02. Payment of Purchase Price. On the terms and subject to the conditions hereof, and in consideration of the sale, conveyance, assignment and transfer of the Shares to Buyer by each of the Stockholders, Buyer shall pay to the Stockholders the following amounts (the “Purchase Price”) as follows:

(a) Initial Consideration. At the Closing, Buyer shall pay to the Paying Agent on behalf of the Stockholders an aggregate amount of Twenty Three Million Eighty Two Thousand Dollars ($23,082,000) (the “Base Consideration”) plus or minus (1) any amounts calculated pursuant to Section 1.06(a)(ii), minus (2) any Third Party Expenses, minus (3) the Escrow Amount, minus (4) the Stockholders’ Representative Fund Amount, by wire transfer of immediately available funds. The Paying Agent shall promptly thereafter (but in any event within two (2) Business Days) deliver to each Stockholder its share of the Purchase Price in the amounts set forth in Schedule 1.02(a).

(b) Escrow. At the Closing, Buyer shall deposit the Escrow Amount in cash with the Escrow Agent pursuant to the terms of the Escrow Agreement, as partial security for the indemnification obligations set forth in this Agreement.

(c) Stockholders’ Representative Fund Amount. At the Closing, Buyer shall pay USD$75,000 (the “Stockholders’ Representative Fund Amount”) to the Stockholders’ Representative. The Stockholders’ Representative Fund Amount shall be held and released by the Stockholders’ Representative at the Stockholders’ Representative’s discretion. Buyer and its Affiliates, including the Company following the Closing, shall have no responsibility for any further disposition or distribution of the amounts paid to the Stockholders’ Representative pursuant to this Section 1.02 and shall have no liability to the Stockholders for any action or failure to act by the Stockholders’ Representative with respect to such amounts.

1.03. Closing. The purchase, sale and transfer of the Shares shall take place at the offices of Gleiss Lutz, Karl-Scharnagl-Ring 6, 80539 Munich, Germany, at 10:00 a.m., simultaneously with the execution and delivery of this Agreement, unless Buyer and the Stockholders mutually agree otherwise (which time and place are designated as the “Closing”).

1.04. Closing Actions and Deliveries by the Stockholders.

(a) At the Closing, the Stockholders and Buyer shall execute before a German notary the Share Transfer Agreement in substantially the form attached hereto as Exhibit B.

(b) At the Closing, the Company and each Stockholder, as applicable, shall deliver to Buyer:

(i) Governmental Entity Consents. All consents of Governmental Entities required in connection with the Transactions, in each case in form and substance reasonably satisfactory to Buyer, including the following:

(1) Evidence of written notice of the Transactions provided to the consortium partners and the European Commission in connection with the Company’s participation in the SEAL program;

(2) Evidence of written notice of the Transactions provided to the BMWi with respect to the grants received by the Company under the ZIM Programme.

(ii) Third Party Consents. All consents and approvals of Third Parties set forth in Section 2.03(a) of the Disclosure Schedule in form and substance reasonably satisfactory to Buyer.

(iii) Resignations of Advisory Board. Written documentation, in form and substance reasonably satisfactory to Buyer, of the resignation of each person holding the position of a member of the Advisory Board for the Company, in office immediately prior to the Closing.

(iv) Agreements with Key Employees. An executed Employment Agreement from each Key Employee; provided, however, that Buyer shall have the unilateral right to waive the foregoing condition for any particular Key Employee in its sole discretion; and provided further that Buyer shall have no obligation to issue to a particular Key Employee an Employee Incentive Grant until such Key Employee executes an Employment Agreement.

(v) Books and Records. The Company’s minute books, stock ledger, and all other documents, books, records, agreements and financial data in the possession of the Company.

(vi) Stockholder Release. A general release, executed by each of the Stockholders, in the form previously agreed to among Buyer, the Company and the Stockholders.

(vii) Escrow Agreement. The Escrow Agreement, duly executed by the Stockholders’ Representative on behalf of all Stockholders.

(viii) Shareholders’ Agreement. Written evidence of the termination of the Shareholders’ Agreement of the Company dated April 10, 2008 (as amended), and a full release of the Company with respect to such agreement.

(ix) Termination of Benefits Plans. Written evidence (a) of the termination, to the extent permitted by German Law, of each Benefit Plan effective as of the day immediately preceding the Closing, (b) that each such plan has been terminated pursuant to resolutions of the Board of Directors of the Company, and (c) that each such plan has been properly amended as necessary to ensure compliance with all applicable requirements.

(c) At the Closing, the Stockholders listed in Schedule 1.04(c) shall each deliver to Buyer the written consent of his or her spouse to this Agreement and the transactions contemplated herein (including, without limitation, the sale and transfer of the Company Shares).

1.05. Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to the Stockholders:

(a) Purchase Price. The Purchase Price as provided in Section 1.02.

(b) Board Approval. Consent of the Board of Directors of Nanometrics Incorporated approving the Transactions.

(c) Employee Incentive Grants. Written evidence of each Employee Incentive Grant for each Key Employee and Transferred Employee who has executed an Employment Agreement (it being understood and agreed that Buyer shall have no obligation to issue to a particular Key Employee or Transferred Employee an Employee Incentive Grant until such Key Employee or Transferred Employee has executed and delivered to Buyer an Employment Agreement).

(d) Company Employees. The Transferred Employees shall be employed by Nanometrics Incorporated or the Company in accordance with the standard employment policies and procedures of Nanometrics Incorporated.

1.06. Working Capital and Closing Indebtedness Adjustment.

(a) Preliminary Net Working Capital and Closing Indebtedness Adjustment.

(i) Generally. Not less than five (5) Business Days prior to the Closing, the Company shall deliver to Buyer (A) a preliminary balance sheet of the Company, as of the

Closing, prepared in accordance with HGB (German Accounting Rules), consistently applied, and in a manner consistent with the Financial Statements (the “Preliminary Closing Balance Sheet”); (B) an estimate of the Net Working Capital based on the Preliminary Closing Balance Sheet and adjusted to U.S. GAAP according to the definition in Schedule 1.06(a)(i) (the “Preliminary Net Working Capital”); and (C) an estimate of the aggregate Indebtedness of the Company, net of working capital, as of the Closing (the “Preliminary Closing Indebtedness”).

(ii) Closing Adjustment. At the Closing, pursuant to Section 1.02(a) the Base Consideration shall be increased or decreased by such an amount in US-Dollars that is equivalent (according to the conversion provision of Section 8.11) to the amount, if any, by which (A) the Preliminary Net Working Capital is greater or less than Zero Dollars ($0.00) (the “Target Net Working Capital”); and (B) the Preliminary Closing Indebtedness is greater or less than Zero Dollars ($0.00) (the “Target Closing Indebtedness”). For illustrative purposes only, if at the Closing the Preliminary Net Working Capital is USD$150,000, and the Preliminary Closing Indebtedness is USD$0.00, then the Base Consideration would be increased pursuant to Section 1.02(a)(1) by USD$150,000.

(b) Post-Closing Net Working Capital and Closing Indebtedness Adjustment.

(i) Determination of Closing Balance Sheet. As soon as practicable after the Closing, but no later than the ninetieth (90th) day after the Closing, Buyer shall deliver to the Stockholders’ Representative the balance sheet of the Company (the “Closing Balance Sheet”) as of the Closing and the calculation of Net Working Capital and Closing Indebtedness based upon the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in the same manner as the Preliminary Closing Balance Sheet set forth in Section 1.06(a)(i).

(A) If the Stockholders’ Representative objects to Buyer’s calculation of Net Working Capital or Closing Indebtedness, the Stockholders’ Representative shall, within twenty (20) days after receipt thereof, notify Buyer in writing of such objection and deliver the Stockholders’ Representative’s proposed modification of such calculation to Buyer. If the Stockholders’ Representative does not object, by written notice to Buyer, to such calculation within such twenty (20) day period, then Buyer’s calculation shall be final, conclusive and binding on all Parties.

(B) If Buyer disagrees with all or any portion of any proposed modification of Net Working Capital or Closing Indebtedness delivered by the Stockholders’ Representative pursuant to Section 1.06(b)(i)(A), then Buyer and the Stockholders’ Representative shall negotiate in good faith to reach an agreement during the ten (10) day period following delivery of such proposed modification by the Stockholders’ Representative. If, upon the expiration of such ten (10) day period, Buyer and the Stockholders’ Representative are unable to reach an agreement, they shall promptly thereafter cause the Independent Accounting Firm to review this Agreement and the disputed items or amounts for the purpose of calculating Net Working Capital and/or Closing Indebtedness. In making such calculation, the Independent Accounting Firm shall consider only those items or amounts in the Closing Balance Sheet or the calculation of Net Working Capital and/or Closing Indebtedness as to which Buyer and the Stockholders disagree. The Independent Accounting Firm shall deliver to Buyer and the

Stockholders’ Representative, as promptly as practicable, a report setting forth its calculations. Such report shall be final and binding upon all Parties.

(C) The fees, costs and expenses of the Independent Accounting Firm, as well as the fees, costs and expenses of the prevailing Party, in connection with any dispute resolution process conducted by the Independent Accounting Firm, shall be paid by the non-prevailing Party based upon the relative proportion of the disputed amounts resolved in favor of the prevailing Party, on the one hand, and the non-prevailing Party, on the other hand, as determined by the Independent Accounting Firm. Otherwise, Buyer, on the one hand, and the Stockholders’ Representative (solely on behalf of the Stockholders and in its capacity as the Stockholders’ Representative, not in its individual capacity), on the other hand, shall pay their own respective costs in connection with any such dispute, including the fees and expenses of their respective attorneys and accountants, if any.

(D) The Parties agree that they will cooperate and assist in the preparation of the Closing Balance Sheet, the calculation of Net Working Capital and Closing Indebtedness and in the conduct of the reviews referred to in this Section 1.06, including by making available, to the extent necessary, upon reasonable request and during normal business hours, personnel and facilities, and all non-privileged books, records and work papers of Buyer and the Company related to the Business (including electronic access, to the extent available); provided, however, that any such access shall be conducted in such a manner as not to interfere with the business or operation of Buyer, the Company or the Business.

(ii) Post-Closing Reduction. If (A) Net Working Capital as of the Closing as finally determined in accordance with this Section 1.06(b) is more than USD $200,000 less than the Preliminary Net Working Capital, then Buyer shall be paid from the Escrow Amount in accordance with the Escrow Agreement, the aggregate amount, if any, by which the Net Working Capital as of the Closing as finally determined pursuant to this Section 1.06(b) is less than the Preliminary Net Working Capital and (B) if the Closing Indebtedness as of the Closing as finally determined in accordance with this Section 1.06(b) is more than USD $200,000 greater than the Preliminary Closing Indebtedness, then Buyer shall be paid from the Escrow Amount in accordance with the Escrow Agreement the amount by which the Closing Indebtedness as of the Closing as finally determined pursuant to this Section 1.06(b) is greater than the Preliminary Closing Indebtedness.

(iii) Post-Closing Increase. If (A) Net Working Capital as of the Closing as finally determined in accordance with this Section 1.06(b) is more than USD $200,000 greater than the Preliminary Net Working Capital, then Buyer shall pay the Stockholders, pro-rata based on their respective Share ownership, an aggregate amount equal to the amount by which the Net Working Capital as of the Closing as finally determined pursuant to this Section 1.06(b) is greater than the Preliminary Net Working Capital and (B) if the Closing Indebtedness as of the Closing as finally determined in accordance with this Section 1.06(b) is more than USD $200,000 less than the Preliminary Closing Indebtedness, then Buyer shall pay the Stockholders, pro rata based on their respective Share ownership, an aggregate amount equal to the amount by which the Closing Indebtedness as of the Closing as finally determined pursuant to this Section 1.06(b) is less than the Preliminary Closing Indebtedness.

(iv) Payment of Tax Refund. If the Company has received a cash refund of Taxes following the Closing but prior to delivery of the Closing Balance Sheet pursuant to Section 1.06(b)(i) that (A) was not included in the calculation of Net Working Capital, and (B) relates solely to a pre-Closing period, the Company shall pay such amount, net of any expenses associated with obtaining such refund, to the Stockholders pro-rata based on their respective Share ownership.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed on the Disclosure Schedule, the Company hereby represents and warrants to Buyer that each of the representations, warranties and statements contained in the following sections and subsection of this Article II is true and correct as of the date of the Closing, except to the extent such representations, warranties and statements are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections of this Article II, and any exception, qualification, limitation, document or other item described in any section or subsection of the Disclosure Schedule with respect to a particular representation, warranty or statement contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations, warranties and statements contained in this Agreement to the extent that its relevance or applicability to information called for by other sections or subsections is reasonably apparent from the face of such disclosure notwithstanding the omission of a reference or cross-reference thereto; provided that no disclosure to any other Section of the Disclosure Schedule shall be deemed to modify the representations contained in Section 2.13 or Section 2.25.

2.01. Organization and Standing . The Company (a) is a corporation duly organized, and validly existing under the Laws of the jurisdiction of its incorporation or formation, which jurisdiction is listed in Section 2.01(a) of the Disclosure Schedule, (b) has all requisite corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted, and (c) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary and the failure to qualify or license will not result in a Material Adverse Change, which jurisdictions are listed in Section 2.01(c) of the Disclosure Schedule. The Company has made available to Buyer complete and correct copies of the Constituent Documents of the Company, as amended to date. The Company is not in violation of any of the provisions of its Constituent Documents.

2.02. Power and Authority; Binding Agreement. This Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action by the Company and the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming due execution by the other Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. No bankruptcy or insolvency proceedings or comparable proceedings under applicable Laws in other jurisdictions concerning the Company have been applied for by the Company or any third party and no circumstances exist which (i) would require the application for any bankruptcy or insolvency proceedings or comparable proceedings under applicable Laws in other jurisdictions or (ii) pursuant to any applicable bankruptcy or insolvency Laws or comparable Laws in other jurisdictions, could justify the avoidance of this Agreement or any action pursued pursuant thereto.

2.03. Noncontravention.

(a) The execution and delivery by the Company of this Agreement, the consummation of the Transactions and the compliance of the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constituent Documents of the Company, (ii) any Indebtedness, loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Material Contract to which the Company is a party or bound by or to which its properties or assets are bound by or subject to, or (iii) any (A) Law or (B) Judgment, in each case, applicable to the Company, its properties or assets, other than, in the case of clause (iii), any such conflicts, violations, breaches, defaults, rights, entitlements, losses or Liens that have not given rise to, or would not reasonable be anticipated to give rise to, an event constituting a Material Adverse Change.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Transactions or the compliance of the Company with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of Transactions and will not result in a Material Adverse Change.

2.04. Capitalization.

(a) The registered share capital of the Company amounts to EUR 562,968 and is divided into 562,968 shares (Geschäftsanteile) in the nominal amount of 1 EUR (the “Company Shares”), and each Stockholder owns the number of Company Shares set forth opposite such Stockholder’s name in Section 2.04(a) of the Disclosure Schedule. There are no other shares of the Company.

(b) All shares of Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Constituent Documents or any agreement to which the Company is a party or is otherwise bound.

(c) Except as set forth in Section 2.04 of the Disclosure Schedule, the Company does not maintain a stock option plan or other stock- or equity-related plan with respect to its Capital Stock. None of the shares of Company Shares are subject to any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Company’s Constituent Documents, or any Contract to which the Company is subject, bound or a party or otherwise.

(d) The Company has no (i) obligation (contingent or otherwise) to issue or otherwise sell (and no Person has any right to purchase or receive from the Company) any Capital Stock, subscription, warrant, option, call, commitment, right of first refusal, preemptive right, convertible security, “phantom” stock right or other such right, (ii) obligation (contingent or otherwise) to issue, distribute or otherwise sell to holders of any shares of its Capital Stock (and no Person has any right to purchase or receive from the Company) any evidences of Indebtedness or assets of the Company, (iii) obligation (contingent or otherwise) to purchase, redeem or otherwise acquire (and no Person has any right to require the Company to purchase, redeem or otherwise acquire) any shares of its Capital Stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, (iv) outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Shares or the value of the Company or any part thereof, and (v) no equity securities of the Company reserved for issuance for any purpose.

(e) There is no Contract between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), or voting, of any Capital Stock of the Company.

(f) The Company does not own any shares of capital stock, other securities or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any entity.

2.05. Compliance with Laws. The Company is, and since the Most Recent Balance Sheet Date has been, in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses or operations. The Company has not received a written notice or other written communication (or, to the Knowledge of the Company, any oral notice or other communication) that is currently pending alleging a possible violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.

2.06. Permits. The Company validly holds and has in full force and effect, or has taken appropriate steps to obtain or renew, all Permits necessary for it to own, lease or operate its properties and assets and to carry on its businesses as presently conducted, the Company is in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. None of such Permits will be subject to suspension, modification, revocation or non-renewal as a result of the consummation of the Transactions or the execution and delivery of this Agreement. No proceeding is pending or threatened in writing and delivered to the Company (or, to the Knowledge of the Company, threatened other than in writing) seeking the revocation or limitation of any Permit. Section 2.06 of the Disclosure Schedule lists each Permit issued or granted to or held by the Company. All of the Permits listed on Section 2.06 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

2.07. Financial Statements.

(a) Section 2.07(a) of the Disclosure Schedule sets forth the audited balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal years ended on December 31, 2008, December 31, 2009 and December 31, 2010, and the unaudited balance sheet and statements of income and cash flows of the Company as of and for the ten (10) months ended October 31, 2011 (the “Most Recent Balance Sheet,” together with all other financial statements, the “Financial Statements”). The Financial Statements (i) are consistent with the books and records of the Company, (ii) have been prepared in accordance with German GAAP (“Handelsgesetzbuch”), with the exception that the Company’s unaudited financial statements do not include footnotes and remain subject to changes resulting from normal year-end audit adjustments and accruals, and (iii) present fairly and truly the financial condition, results of operations, stockholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein (subject to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes).

(b) All accounts receivable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are current and arose from valid transactions in the Ordinary Course of Business. The Company has received no written (or, to the Knowledge of the Company, other than in writing) notice or other indication and the Company has no Knowledge that any of the Company’s accounts receivable will not be collectible in full, net of any reserves shown on the Most Recent Balance Sheet.

(c) All accounts payable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are current and arose from valid transactions in the Ordinary Course of Business.

(d) All inventory is recorded on the Financial Statements, in accordance with German GAAP, including with respect to any reserves for obsolete and excess inventory, and, subject to any such reserves, is of a quality and quantity useable or saleable in the Ordinary Course of Business. All accounts payable are complete and represent all liabilities incurred by the Company as of the date of the Financial Statements.

2.08. Absence of Changes or Events. Except as set forth in Section 2.08 of the Disclosure Schedule, since the Most Recent Balance Sheet Date:

(a) the Company has conducted its business only in the Ordinary Course of Business;

(b) there has occurred no Material Adverse Change, nor any change, circumstance, development, state of facts, events or effect that the Company reasonably expects would result in a Material Adverse Change;

(c) the Company has not (i) amended its articles of association or by-laws; (ii) issued, sold, transferred, pledged, disposed of or encumbered any share of any class or series of its Capital Stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its Capital Stock; (iii) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its Capital Stock; (iv) split, combined or reclassified any shares of any class or series of its Capital Stock; (v) except as expressly contemplated herein, modified the terms of any option, warrant, call commitment or right; or (vi) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its Capital Stock, or any instrument or security that consists of or includes a right to acquire such shares;

(d) the Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or otherwise permitted the corporate existence of the Company or the rights or franchises or any license, permit or authorization under which its business operates to be suspended, lapsed or revoked;

(e) the Company has not changed in any material respect any of the accounting methods used by it;

(f) the Company has not incurred a loss of, or significant injury to, any of its assets whether as a result of any natural disaster, labor trouble, accident, other casualty or otherwise;

(g) the Company has not incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured, known or unknown), and the Company knows of no basis for such liabilities, except current liabilities incurred in the Ordinary Course of Business consistent with past practice;

(h) the Company has not mortgaged, pledged or subjected to any Lien any of its assets;

(i) the Company has not sold, exchanged, transferred or otherwise disposed of any of its assets, except in the Ordinary Course of Business;

(j) the Company has not canceled any debts or claims individually in excess of EUR 1,000 or in aggregate in excess of EUR 10,000;

(k) the Company has not written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business and none of which, individually or in the aggregate, would result in a Material Adverse Change;

(l) except as may be required by applicable Law, the Company has not entered into, adopted, amended or terminated (i) any Benefit Plan; (ii) any arrangement to increase in any manner the compensation or fringe benefits of any Company Personnel; or (iii) any arrangement to pay any bonus, severance, termination pay, or similar benefit to any Company Personnel;

(m) the Company has not changed its fiscal year, revalued any of its assets or made any changes in financial or Tax accounting methods, principles, practices or policies, except as required by German GAAP or applicable Law, or made, changed or revoked any Tax election or settled or compromised any Tax liability, or amended any Tax Return;

(n) the Company has not permitted any insurance policy naming the Company as a beneficiary or loss payee to expire, or to be canceled or terminated; or

(o) the Company has not made any agreement to do any of the foregoing, other than negotiations with Buyer and its Representatives regarding the transactions contemplated by this Agreement.

2.09. Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations (a) to the extent shown on the Most Recent Balance Sheet, (b) that are not material and are incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, or (c) set forth in Section 2.09 of the Disclosure Schedule.

2.10. Assets Other than Real Property.

(a) Part 1 of Section 2.10(a) of the Disclosure Schedule sets forth a list of each tangible personal property asset with a fair market value of at least EUR 1,000 owned or leased by the Company, specifying for each asset whether such asset is owned or leased. The Company is the true and lawful owner or lessee of and has good and valid title to, or a valid right in, all personal property (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except that which has been sold or otherwise disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens and Liens set forth in Part 2 of Section 2.10(a) of the Disclosure Schedule).

(b) The Company owns or leases all tangible personal property necessary for the conduct of its business as presently conducted. Except as set forth in Section 2.10(b) of the Disclosure Schedule, all material tangible personal property of the Company is located at the offices of the Company at Lise-Meitner-Str. 3, 85716 Unterschleissheim, Germany. Except as set forth in Section 2.10(b) of the Disclosure Schedule, all material personal property of the Company is free from defects Known to the Company and is in good working order. All material tangible leased personal property of the Company is in good working order, ordinary wear and tear excepted.

2.11. Real Property.

(a) The Company has never owned and does not currently own any real property, nor has it ever held any other rights in real property.

(b) Section 2.11(b) of the Disclosure Schedule lists all real property leased by or to the Company (each, a “Leased Property”). The Company has delivered to Buyer complete and accurate copies of all such leases, including any subleases, and any operating agreements relating thereto. With respect to each Leased Property, except as set forth in Section 2.11(b) of the Disclosure Schedule: (i) the lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms; (ii) to the Knowledge of the Company, the lease relating to such Leased Property will, immediately following the Closing, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof; (iii) the Company is not, and to the Knowledge of the Company, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease; (iv) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities in the manner currently used by the Company; (v) all rents and additional rents due on the lease relating to such Leased Property as of the Closing have been paid; (vi) the current use by the Company of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law, in each instance in any material respect; and (vii) all necessary third party consents, approvals, filings and registrations required to be obtained by the Company with respect to such leases in connection with the Transactions have been, or prior to the Closing will be, made or obtained.

2.12. Contracts.

(a) Section 2.12(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party or is bound by (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”):

(i) employment or consulting Contract other than the Company’s standard employment agreement, or any employee collective bargaining agreement or other Contract with any labor union or any Company Personnel;

(ii) Contract not to compete or otherwise restricting the development, manufacture, marketing, distribution or sale of any products or services by the Company;

(iii) Contract containing any “non-compete,” “non-solicitation” or “no-hire” provision that restricts the Company;

(iv) Contract containing any provision that purports to apply to or restrict the operations or business of the Company

(v) Contract with or involving (A) any Stockholder or any Affiliate (other than the Company) thereof, (B) any former holder of Capital Stock of the Company or any Affiliate (other than the Company) thereof, or (C) any Company Personnel or any Affiliate (other than the Company) thereof;

(vi) lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company;

(vii) lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than any Contracts that individually do not involve the payment by or to the Company of more than $10,000 in any twelve-month period and in the aggregate do not involve the payment by or to the Company of more than $25,000 in any twelve-month period) or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company;

(viii) Contract (or substantially related Contracts) for the purchase or sale of products or the furnishing or receipt of services (A) calling for performance over a period of more than one year, (B) requiring or otherwise involving payment by or to the Company of more than $10,000 in any twelve-month period (or, together with all other Contracts of such type not otherwise required to be listed under this Section 2.12(a)(viii), more than $25,000 in the aggregate in any twelve-month period), (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(ix) Contract for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person;

(x) Contract for any joint venture or partnership;

(xi) Contract granting a third party any license to any Company Owned IP, or pursuant to which the Company has been granted by a third party any license to any Intellectual Property other than “off the shelf” or other standard widely commercially available software products, or any other license, option or other Contract relating in whole or in part to the Company Owned IP or the Intellectual Property of any other Person;

(xii) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xiii) Contract (including so-called take or pay or keepwell agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company, or (B) the Company has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiv) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xv) mortgage or other Lien upon any Leased Property, other than Permitted Liens and Liens that would not materially impair the current uses or the occupancy by the Company of such Leased Property;

(xvi) Contract providing for indemnification of any Person by the Company other than any agreement of indemnification entered into in connection with the sale or license of software products in the Ordinary Course of Business;

(xvii) Contract requiring the Company or any Company Personnel to maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any Company information material to the Company other than the Company’s standard employee offer letter;

(xviii) Contract involving a research or development collaboration or similar arrangement;

(xix) Contract granting any third party a Lien on any of the Company’s assets other than Permitted Liens;

(xx) Contract giving any third party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company; and

(xxi) Any Contract (A) not otherwise listed in this Section 2.12(a), (B) not entered into in the Ordinary Course of Business, and (C) requiring a payment of greater than $25,000 in any twelve-month period.

(b) Each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms. True and complete copies of each Material Contract (and a written summary of the terms of any oral Material Contracts) have been delivered to Buyer. Except as set forth in Section 2.12(b) of the Disclosure Schedule, there is no default, violation or breach under any Material Contract by the Company or to the Knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a default, violation or breach thereunder by the Company or to the Knowledge of the Company, any other party thereto. Except as set forth in Section 2.12(b) of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

2.13. Intellectual Property.

(a) Products and Services. Section 2.13(a) of the Disclosure Schedule accurately identifies and describes each Company Product.

(b) Registered IP. Section 2.13(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Buyer complete and accurate copies of all applications and correspondence with any Governmental Entity and all assignments for each such item of Registered IP.

(c) Licenses. Section 2.13(c)(i) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed to the Company (each an “Inbound License”) other than commercially available off the shelf software that is not incorporated into a Company Product and has a value of less than five-hundred U.S. dollars ($500.00); and (ii) whether each such Inbound License is exclusive or non-exclusive. Section 2.13(c)(ii) of the Disclosure Schedule accurately identifies each Contract, other than nondisclosure or confidentiality agreements that grant a right to any Person to evaluate the information being conveyed under such agreement for a limited time and purpose, pursuant to which the Company has granted any Person any license under, or otherwise has granted any right (whether or not currently exercisable) or interest in, any Company Owned IP (each an “Outbound License”). Other than the Company Owned IP rights licensed pursuant to any Outbound Licenses executed in the Ordinary Course of Business, the Company is not bound by, and no Company Owned IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Owned IP anywhere in the world. Each of the Inbound Licenses and the Outbound Licenses (together “Intellectual Property Licenses”) are, to the Knowledge of the Company, valid and binding on all parties thereto and enforceable in accordance with its terms, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereunder. The Company is in compliance with, and has not breached any term of any such Intellectual Property Licenses and, to the Knowledge of the Company, all other parties to such Intellectual Property Licenses are in compliance with, and have not breached any term of, such Intellectual Property Licenses.

(d) Royalty Obligations. Section 2.13(d) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, or other amounts payable by the Company to any other Person for the use or exploitation by Company of any Company IP.

(e) Standard Form IP Agreements. The Company has provided to Buyer a complete and accurate copy of each standard form of (i) employee agreement containing any assignment or license of Intellectual Property; (ii) consulting or independent contractor agreement containing any Intellectual Property assignment or license of Intellectual Property; and (iii) confidentiality or nondisclosure agreement. Section 2.13(e) of the Disclosure Schedule accurately identifies each agreement of each of the foregoing categories that deviates in any material respect from the corresponding standard form agreement provided to Buyer, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property incorporated into or used in connection with any Company Product or otherwise related to the business, research, or development of the Company.

(f) Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of any Liens. Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity.

(ii) Employees and Contractors. Each Person who is or was an employee or direct or indirect contractor of the Company and who is or was involved in the creation or development of (1) any Company Product; (2) any Company IP created for the Company by a Person in a technical capacity; or (3) any other material Company IP for the Company (each a “Developer”) is identified in Section 2.13(f)(ii) of the Disclosure Schedule and has signed a valid, enforceable agreement containing an assignment of all right, title and interest in and to the Intellectual Property pertaining to such Company Product or Company IP to the Company and confidentiality provisions that reasonably protect the Company IP. If applicable, such assignment agreements comply with the provisions of the German Act on Employee Inventions. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Knowledge of the Company, no employee of the Company is (A) bound by or otherwise subject to any Contract restricting him/her from performing his duties for the Company, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his/her activities as an employee of the Company. No Developer has made any filings for or, to the Knowledge of the Company, otherwise taken any steps to secure or acquire any rights to any Company IP inconsistent with the foregoing assignment. Except as disclosed in Section 2.13(f)(ii) of the Disclosure Schedule, the Company (i) has complied with the applicable provisions of the German Act on Employee Inventions, (ii) has formally and correctly laid unrestricted claim to the rights in all service inventions (Diensterfindungen in Anspruch genommen) made by the Developers, and (iii) is not obliged to pay any remuneration or other compensation to any Developer after the Closing for any use or other exploitation of any Company IP or any Intellectual Property pertaining to a Company Product created prior to the Closing. Section 2.13(f)(ii) of the Disclosure Schedule sets forth the remuneration rate payable to each employee of the Company with respect to the German Act on

Employee Inventions and such rate is an accurate statement of the amounts owed to such individuals with respect to such obligations.

(iii) Government Rights. Except as set forth in Section 2.13(f)(iii) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or governmental research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company IP for the Company provided services to the government, university, college, educational institution or research center during the period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(iv) Protection of Proprietary Information. The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or any Company Product. Without limiting the generality of the foregoing: (1) no portion of the source code for any software incorporated into any Company Product that is owned or was developed by the Company has been disclosed or licensed to any escrow agent or other Person; (2) the disclosure of any Trade Secrets possessed by the Company to a Person has been pursuant to the terms of an agreement or other legal obligation between the Company, on the one hand, and such Person, on the other hand, pursuant to which such Person undertakes to protect and not disclose such Trade Secrets; and (3) all use, disclosure or appropriation by Company of Trade Secrets not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Trade Secrets, or is otherwise lawful. The Company has not breached any confidentiality agreement, and, to the Knowledge of the Company, no other party to any confidentiality agreement with the Company is in material breach thereof.

(v) IP Dispositions. The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property to any other Person.

(vi) Third Party Rights. The Company is not a party to or bound by any order or agreement containing any covenant (i) limiting the right of the Company to engage or compete in any line of business or to compete with any Person, (ii) granting to any Person any exclusive rights or sublicensing rights (other than rights to grant sublicenses for the distribution of object code solely in connection with the sale or distribution of Company Products), or (iii) providing “most favored pricing” clauses to any Person.

(vii) Standards Bodies. The Company is not nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar standards organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(g) Valid and Enforceable. All Company Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP or, to the Knowledge of the Company, engaged in any action or inaction that renders such Registered IP unenforceable.

(ii) Trademarks. To the Knowledge of the Company, no registered trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any Third Party. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in the abandonment of any registered trademark owned or used by the Company.

(iii) Legal Requirements and Deadlines. Each item of Company Owned IP that is Registered IP is and at all times has been in material compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline (including any legally permissible extensions thereto). Except as set forth in Section 2.13(g)(iii), no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned or allowed to lapse. Section 2.13(g)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one hundred and twenty (120) days after the date of this Agreement in order to maintain such item of Company Registered IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company Owned IP is being or has been contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company Owned IP is invalid or unenforceable.

(h) Third Party Infringement of Company Owned IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company Owned IP. Section 2.13(h) of the Disclosure Schedule accurately identifies (and the Company has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company to an alleged or suspected infringer or misappropriator regarding any actual, alleged, or suspected infringement or misappropriation of any Company Owned IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of the Transactions will, with or without notice or lapse of time, result in, or give any Third Party the right or option to cause, (i) a loss of, or Lien on, any Company Owned IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company Owned IP by or to any escrow agent or Third Party; or (iv) the grant, assignment, or transfer to any Third Party of any license or other right or interest under, to, or in any of the Company Owned IP; in each case of (i), (ii), (iii) or (iv) above, that did not exist prior to the execution of this Agreement and the consummation of the Transactions.

(j) No Infringement of Third Party IP Rights. The Company has not infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person or engaged in unfair competition, and no Company Product, and no method or process used by the Company in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property of any other Person or contains any Intellectual Property misappropriated from, any other Person, and there is no legitimate basis for any claim to the contrary. Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation or similar claim or Legal Proceeding regarding Intellectual Property is pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has not received any notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of its employees or agents, or any Company Product of any Intellectual Property Rights of another Person or any written communication suggesting or offering that the Company obtain a license to any Intellectual Property of another Person.

(ii) Infringement Claims Affecting In-Licensed IP. To the Company’s Knowledge, no claim or Legal Proceeding involving any Intellectual Property licensed to the Company is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect the use, design, development, manufacturing, marketing, distribution, provision, licensing sale or other exploitation of any Company Product.

(k) Bugs. With respect to the software that is incorporated into any Company Product (including firmware and other software embedded in hardware devices) (collectively, “Company Software”): (i) the Company maintains a list or database of any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) (collectively “Bugs”) of which the Company has Knowledge that materially and adversely affects the use, functionality, or performance of such Company Software or any Company Product containing or used in conjunction with such Company Software; and (ii) the Company has provided to Buyer a copy of such list or database of Bugs.

(l) Harmful Code. Except as set forth in Section 2.13(l) of the Disclosure Schedule, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other undocumented code, other than license keys and other similar security mechanisms (collectively “Contaminants”) designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m) Source Code. Except as set forth in Section 2.13(m) of the Disclosure Schedule, the source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is generally consistent with customary code annotation conventions and practices in the software industry. No material portion of the source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Third Party who is not, as of the date of this Agreement, an employee or consultant of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Third Party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will result in the delivery, license, or disclosure of the source code for any Company Software to any Third Party.

(n) Open Source Code. Section 2.13(n)(i) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in or distributed with the Company Products, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates. Except as set forth in Section 2.13(n)(ii) of the Disclosure Schedule, no Company Product contains or is distributed with Open Source Code that is licensed under any terms that impose or could impose a requirement or condition that any Company Product or part thereof or other Company Owned IP (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge.

(o) Databases. Section 2.13(o) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data (other than Personal Data regarding the Company’s employees and contractors) maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(p) Privacy. Section 2.13(p) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. The Company has complied at all times in all material respects with all of the Company Privacy Policies and with all applicable Laws pertaining to privacy, User Data, or Personal Data. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the delivery of the User

Data to Buyer nor the consummation of the Transactions will result in any violation of any Company Privacy Policy or any Law pertaining to privacy, User Data, or Personal Data.

(q) IT Systems. The computer, information technology and data processing systems, facilities and services used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Company. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company. The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants and Bugs. All Systems, other than Software that is duly and validly licensed to the Company and Third Party services that the Company has the legal right to use, are owned and operated by and are under the control of Company, and are not wholly or partly dependent on any systems or facilities which are not under the ownership, operation and control of the Company. In the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of Company. The Company makes back-up copies of data and information critical to the conduct of the business of Company at reasonable, regular intervals and conducts periodic tests to ensure the effectiveness of such back-up systems.

(r) GlobalFoundries. GlobalFoundries Inc. (“GlobalFoundries”) has not provided notice to the Company of any Intellectual Property Rights developed in connection with any agreement between the Company and GlobalFoundries. The Company has not filed any Registered IP following the termination of the Beta Test Agreement between the Company and GlobalFoundries dated August 15, 2010 except that which is disclosed in the Nanda 6 patent family (including U.S. provisional patent application 61/480,279). The Nanda 6 patent family is not related to or used in the equipment provided to GlobalFoundries or related to any GlobalFoundries purchase order to the Company that is dated after the execution date of the Beta Test Agreement between GlobalFoundries and the Company dated August 15, 2010.

(s) Contents of Certain Patent Applications. PCT international patent application PCT/EP2009/002482 and U.S. non-provisional patent applications 12/715,246, 12,916,315 and 12/916,336 each include only subject matter disclosed in U.S. provisional patent application 61/064,949.

2.14. Litigation. There is no Legal Proceeding that is pending or has been threatened in writing and delivered to the Company (or, to the Knowledge of the Company, other than in writing) against the Company. The Company is not operating under and is not subject to any Judgment, writ, injunction, order or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge. There are no unsatisfied Judgments outstanding against the Company.

2.15. Taxes.

(a) All Tax Returns required to be filed by the Company have been timely filed and all Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. All Tax Returns filed by the Company are true, correct and complete.

(b) The unpaid Taxes of the Company (i) do not, as of the date of the Most Recent Balance Sheet, exceed the amount accrued for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing, exceed the amount accrued for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing in accordance with past custom and practice under applicable German laws of the Company in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes, except in the Ordinary Course of Business.

(c) There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against the Company concerning the Tax liability of the Company. No issue has been raised in any examination by any Governmental Entity with respect to the Company that, by application of similar principles, would reasonably be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined and no deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitively), or, to the Knowledge of the Company are threatened by any taxing Governmental Entity against the Company with respect to such Tax Returns.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company, and the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed. The Company has not, within the last seven (7) years, paid or become liable to pay any penalty, fine, surcharge or interest relating to Tax. There are, subject to compulsory German Law, no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company (other than for Taxes not yet due and payable).

(e) The Company has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee related Taxes).

(f) The Company has not entered into any transaction and has not taken any measure which has led or could lead to a deemed profit distribution (verdeckte Gewinnausschüttung) or an adjustment pursuant to section 1 Foreign Tax Act (Außensteuergesetz). The Company is not a party to any agreement, contract, arrangement or plan that, individually or collectively, has or could give rise to any payment (whether in cash or property) that would not be Tax-deductible pursuant to applicable German Tax laws.

(g) The Company has not written down any assets to going concern value (Teilwertabschreibung).

(h) The books and other records of the Company relating to Taxes have been properly maintained. The Company has correctly prepared all documentation necessary for Tax purposes (e.g. with regard to transfer prices). The Company has provided or made available to Buyer true, correct and complete copies of all previously filed Tax Returns, notices of assessments, tax audit reports and rulings and related work papers, correspondence with any Governmental Entity relating to Taxes (including revenue agents reports, examination reports, notices of deficiency, proposed adjustments, notices of assessment, notices of Liens, rulings and closing agreements) and other material Tax information of the Company, in each case with respect to Taxes and Tax Returns for which the statute of limitations has not expired. No power of attorney with respect to any Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company that currently is in effect.

(i) The Company is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) No claim has ever been made in writing (or, to the Knowledge of the Company, other than in writing) by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

(k) The Company is not a party to or bound by any Tax allocation, indemnity, sharing or similar agreement, contract or arrangement. The Company does not have any liability for Taxes of any Person under applicable German laws, by way of secondary liability (Haftung) as transferee or successor, by Contract, or otherwise. The Company has not been a member of a fiscal unity (steuerliche Organschaft) (as defined in the German Corporate Income Tax Act or any analogous combined, consolidated or unitary group defined under applicable Law).

(l) The Company is not a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for German tax purposes.

(m) The Company neither maintains nor has maintained a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which Company is formed or organized, nor is it subject to an additional taxation (Hinzurechnungsbesteuerung) according to any CFC (controlled foreign companies) rules.

(n) The Company has not taken any position on a Tax Return that could result in the imposition of penalties under German or other applicable Tax laws.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date; (ii) closing agreement with any Taxing authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(p) There are no shares in corporate subsidiaries held by the Company or one of its subsidiaries (i) which are tainted (einbringungsgeboren) in the meaning of section 21 German Reorganization Tax Act (UmwStG) as amended on 11 October 1995 (BGBl I 1995, page 1250) or section 8b para. 4 German Corporate Income Tax Act (KStG) as amended on 22 December 2003 (BGBl I 2003, page 2840) or (ii) the transfer of which could cause a contribution gain I or II (Einbringungsgewinn I or II) in the meaning of section 22 para 1 or 2 German Reorganization Tax Act (UmwStG).

(q) No Tax related holding or watching periods – in particular but not limited to periods mentioned in sections 6 para. 3 to 5 and 16 para. 3 German Income Tax Act (EStG), section 22 German Reorganization Tax Act (UmwStG), section 15a Value Added Tax Act (UStG) and sections 5, 6 and 6a German Real Estate Transfer Tax Act (GrEStG) – having commenced at or prior to the Closing Date are still relevant after the Closing Date.

2.16. Insurance. The insurance policies (excluding insurance policies that have been entered into to provide benefits under any insured Benefit Plan) listed on Section 2.16(a) of the Disclosure Schedule and have been delivered to Buyer pursuant to Section 2.16) owned and maintained by the Company and the coverage amounts thereunder are listed on Section 2.16 of the Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable thereon have been paid, the Company shall not be liable for retroactive premiums or similar payments related thereto and the Company is in material compliance with the terms of such policies. Except as set forth on Section 2.16 of the Disclosure Schedule, there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. To the Knowledge of the Company, there has been no notice of cancellation or termination (or any other threatened termination) of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect as of the date hereof.

2.17. Benefit Plans.

(a) The Company is not subject to any agreements and other commitments related to company pensions (“betriebliche Altersversorgung”) and there is no Company pension plan or scheme or other, except for the capital formation benefits pursuant to the Capital Formation Act and statutory obligations to provide deferred compensation (“Entgeltumwandlung”).

(b) Section 2.17(b) of the Disclosure Schedule contains a complete and accurate list of all Benefit Plans. The Company has no agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten, to create, enter into or contribute to any additional Benefit Plan, or to modify or amend any existing Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company relating to, or change in participation or coverage under, any Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Benefit Plan (or the Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.

(c) The Company has delivered to Buyer, with respect to each Benefit Plan (to the extent applicable thereto), true, correct and complete copies of (i) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing (e.g. in cases of commitments based on works custom (“betriebliche Übung”)), a written description of such Benefit Plan, (ii) the last three (3) annual reports filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) the most recent employee handbook distributed to employees; (v) all contracts and agreements (and any amendments thereto) relating to such Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent determination letter issued by the competent German taxing authorities with respect to such Benefit Plan; (vii) the most recent annual actuarial valuation prepared for such Benefit Plan; (viii) the most recent financial statement prepared for such Benefit Plan; (ix) all written communications to employees, to the extent that the provisions of such Benefit Plan as described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 2.17(c); and (x) all material correspondence to or from any Governmental Entity relating to such Benefit Plan.

(d) With respect to each Benefit Plan: (i) such Benefit Plan was properly and legally established; (ii) such Benefit Plan is, and at all times since inception has been, maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, competent German taxing authorities; (iii) the Company and each other Person (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law, by contract or otherwise) under or with respect to such employee Benefit Plan, including, without limitation, all fiduciary, reporting, disclosure and notification duties and obligations; and (iv) all returns and reports (together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Benefit Plan required to be filed with any Governmental Entity or agency or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner.

(e) All contributions, premiums and other payments due or required to be paid to (or with respect to) each Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Most Recent Balance Sheet. There are no unfunded benefit obligations under any Benefit Plan which have not been accounted for by reserves, or otherwise fully accrued on the Most Recent Balance Sheet.

(f) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Benefit Plan, nor is there a basis for any such action, suit or claim. No Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the Knowledge of the Company, no such action is contemplated or under consideration by any Governmental Entity.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in the aggregate) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Buyer or any Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any material benefit, under any Benefit Plan, (iv) require the Company, Buyer or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual, or (v) impair in any way the rights of the Company under any Benefit Plan or Contract related to any Benefit Plan to which the Company is a party (including, without limitation, the right to amend or terminate any Benefit Plan to the extent permitted by German Law).

2.18. Employee and Labor Matters.

(a) The Company is not bound by collective bargaining agreements and does not apply collective bargaining agreements by way of referral or otherwise.

(b) There is as of the date hereof no works council at the Company and there are no shop agreements, nor are there any reconciliation of interest plans (“Interessenausgleiche”) or social plans (“Sozialplaene”), e.g. resulting from restructurings, that would apply to the Company.

(c) There are no pending, or threatened in writing and delivered to the Company (or, to the Knowledge of the Company, other than in writing) or, to the Knowledge of the Company, any basis for any union grievances against the Company. There are no pending, threatened in writing and delivered to the Company (or, to the Knowledge of the Company, other than in writing) or, to the Knowledge of the Company, any basis for any charges against the Company or any Company Personnel (based on conduct relating to their employment by the Company) before any Governmental Entity responsible for the prevention of unlawful employment practices, nor does any basis exist therefore. The Company has not received written (or, to the Knowledge of the Company, other than in writing) notice of the intent of, and to the Knowledge of the Company, there is no basis for, any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress. In the last three (3) years prior to the date hereof the Company has not experienced any legal disputed concerning labor law related decisions of any Governmental Entity (e.g. regarding the refusal of an approval for dismissal of disabled persons).

(d) Except as set forth in Section 2.18(d) of the Disclosure Schedule, the Company has complied with all applicable Laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws. All compensation, income tax and social security contributions payable by the Company to or in respect of their current and former employees for periods prior to the date hereof have been paid by the Company.

(e) There is no labor strike, slowdown, stoppage or lockout actually pending or, to the Company’s Knowledge, threatened against the Company. The Company is not a party to any collective bargaining or other similar labor Contracts with respect to any Company Personnel, and there is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to Company Personnel. The Company has not experienced a material work stoppage, strike or other material labor difficulty nor has it conducted any lockout during the three (3) year period ended on the date hereof.

(f) Except as set forth in Section 2.18(f) of the Disclosure Schedule, to the Knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any employment Contract, confidentiality agreement or patent disclosure agreement to which the Company is a party.

(g) The Company has previously disclosed to Buyer a true and complete list of the names, positions and rates of compensation of all officers, directors, employees and consultants of the Company, as of the date hereof, including each such person’s name, start of employment, department, position, job title, and annual fixed gross salary as of October 31, 2011 and, where applicable, the targeted annual bonus payment or other variable parts of the salary for the Company’s fiscal year as of October 31, 2011.

(h) Except as set forth in Section 2.18(h) of the Disclosure Schedule, as of the date hereof, the Company has not given notice to any employee or has been notified in writing by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with the Company, including in connection with or as a result, in part or in whole, of the Transactions.

(i) The Company has not engaged in any unfair labor practice and has not violated any Law prohibiting discrimination of any kind or nature including, but not limited to, on the basis of race, color, national origin, sex, religion, age, marital status, sexual orientation, or physical or mental disability in its employment conditions or practices that would result in any material Loss to the Company.

(j) Section 2.18(j) of the Disclosure Schedule lists each current employee of the Company.

2.19. Environmental Matters. The Company is and has been in compliance in all material respects with all applicable Environmental Laws. No property (including for the purpose of this provision soils, groundwater, surface water, land surface, buildings or other structures including underground lines and building remains) currently or formerly operated, owned or leased by the Company, or any other property, waters, soils or air that were in some way influenced by or associated with property currently or formerly operated, owned or leased by the Company, is or was contaminated or polluted with any Hazardous Material/Waste. There are no conditions existing on the property currently or previously operated, owned or leased by the Company or on property in the vicinity that would reasonably be expected to give rise to any material violation of any Environmental Law by the Company or to any liability of the Company under any Environmental Law or result in any material Loss under any Environmental Law to the Company. The Company has generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials/Wastes in compliance with all applicable Environmental Laws. The Company has received no notice of any pending or threatened, and, to the Knowledge of the Company, there is no basis for any, action, demand, claim, notice of noncompliance, suit, investigation, inquiry or proceeding relating to any liability under any Environmental Law, including but not limited to any liability arising from or relating to the presence, generation, manufacture, receipt, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material/Waste. The Company is not subject to any order, decree or injunction of any Governmental Entity and is not a party to any indemnity agreement or other Contract with any third party relating to liability under any Environmental Law other than the current lease for the Leased Property. There are no circumstances involving activities and operations conducted by the Company that would result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property under any Environmental Law. Copies of all environ-mental reports, studies, assessments, sampling data and other written documentation in the pos-session of the Company relating to the Company’s compliance with Environmental Laws, its operations, its permitting decisions and Permits, and its emissions and discharges and releases, whether at the current property or any former property, are listed in Section 2.19 of the Disclosure Schedule and have been made available to Buyer. The Company has received no notice that it has, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material/Waste to or at a site that is actually or potentially contaminated or polluted by any Hazardous Material/Waste or that, pursuant to any Environmental Law, is subject to or the source of a claim, an administrative order or other request to take “investigatory”, “removal,” “remedial,” “corrective”, “retaining”, “protective” or any other “response” action, as defined in any Environ mental Law, or that it has to pay for some or all of the costs of any such action at such site. To the Knowledge of the Company, any violation of any Environmental Law caused by the prior ownership, possession or use of any third party of any property currently owned, leased or used by the Company that required any of the actions described in the preceding sentence pursuant to the order or directive of any Governmental Entity has been remediated to the satisfaction of such Governmental Entity. For the avoidance of doubt, for the purpose of this provision, groundwater beneath other property is deemed to be owned or leased with this property.

2.20. Transactions with Affiliates. Section 2.20 of the Disclosure Schedule describes any transaction, since January 1, 2008, between the Company, on the one hand, and any Stockholder or Affiliate (other than the Company) of any Stockholder, on the other hand, other than any employment Contract, consulting Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, or Contract assigning Intellectual Property rights to the Company. Except as set forth in Section 2.20 of the Disclosure Schedule, no Affiliate of the Company (a) owns or has any interest in any property (real or personal, tangible or intangible), Company Owned IP or Contract used in or pertaining to the business of, the Company, (b) has any claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company, or (d) has any other material rights with respect to the Company.

2.21. Effect of Transaction. Except as set forth in Section 2.21 of the Disclosure Schedule, no lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with the Company has informed the Company in writing (or, to the Knowledge of the Company, other than in writing) and the Company has no Knowledge that such Person intends to change such relationship (in part or in whole) because of the consummation of the Transactions.

2.22. Brokers. The Company has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the Transactions.

2.23. Disclosure. None of the representations or warranties made by the Company herein or in the Disclosure Schedule, or any certificate furnished by the Company pursuant to this Agreement when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

2.24. Certain Business Practices. Neither the Company nor any director, officer, employee or, to the Knowledge of the Company, agent of the Company has (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment with Company funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977; or (c) made any payment with Company funds in the nature of criminal bribery. The Company has at all times been in compliance with all Laws relating to export control and trade embargoes.

2.25. Ownership and Condition of Assets. The Company is the sole and exclusive legal and equitable owner of, and has good and marketable title to, its assets (other than Intellectual Property) and such assets are free and clear of all Liens, except for Permitted Liens. No Person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Company’s assets (other than Intellectual Property) other than in the Ordinary Course of Business. Any assets (other than Intellectual Property) material to the business of the Company that are not owned by the Company or utilized by the Company pursuant to a lease, license or other agreement are set forth in Section 2.25 of the Disclosure Schedule.

2.26. Product Liability.

(a) The Company is not subject to any Losses arising from any injury to any Person or property or as a result of ownership, possession or use of any Company Product manufactured, processed, distributed, shipped or sold prior to the Closing. All such Losses are fully covered by product liability insurance or otherwise provided for, and the Company has properly satisfied and discharged all such Losses. There have been no recalls of any Company Product, and to the Knowledge of the Company, none are threatened or pending, and no report has been filed or is required to have been filed with respect to any Company Product under the Consumer Products Safety Act, as amended, or under any other Law. To the Knowledge of the

Company, no circumstances exist involving the safety aspects of any Company Product that would cause any obligation of the Company to make a report to any Governmental Entity. There are no, and within the last twelve (12) months there have not been any actions, claims, or threats thereof related to product liability against or involving the Company or any Company Products and no such actions, claims or threats have been settled, adjudicated or otherwise disposed of within the last twelve (12) months.

(b) There are no citations, decisions, adjudications or written statements by any Governmental Entity or consent decrees between any Governmental Entity and the Company stating that any Company Product is (i) defective or unsafe, or (ii) fails to meet any standards promulgated by any such Governmental Entity. There is no (A) fact or condition related to any Company Product that would impose upon the Company any duty to recall any Company Product, or (B) liability for returns or other product liability claims with respect to any Company Product that is not adequately reserved on the Financial Statements.

2.27. Banking Relationships. Section 2.27 of the Disclosure Schedule sets forth (a) the names and locations of all banks, brokerage or investment firms, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature, and the account or other identifying numbers thereof (collectively, the “Accounts”), and (b) the names of all persons authorized to cause the Company to draw thereon, make withdrawals therefrom or have access thereto. Except as set forth on Section 2.27 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company. All of the Company’s cash is maintained by the Company in the Accounts. The Company has no cash, cash equivalents, or marketable or other securities that are not maintained in the Accounts. Neither the Company, nor any of the Company’s Affiliates, agents or Representatives have entered into any agreement, understanding, acknowledgment, consent or similar arrangement with any third party pursuant to which any cash, cash equivalents, or marketable or other securities to which the Company may have any right or claim have been transferred or assigned to any party outside of the Company’s Ordinary Course of Business. Since January 1, 2008, the Company has not taken any action, or omitted to take any action, in each case outside of the Ordinary Course of Business, that has resulted in a decrease in the amount of cash in the Accounts.

2.28. Subsidies

(a) Section 2.28(a) of the Disclosure Schedule contains a correct and complete list of any public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) of whatever kind, pending or granted to the Company (“Subsidies”), setting out the nature of the Subsidy and the dates of any administrative orders, agreements or other instruments pursuant to which the Subsidy was granted or received.

(b) The Company is in compliance with all provisions of and obligations under or in connection with the Subsidies (including the obligations under the agreements entered into in connection therewith).

(c) No proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Subsidies have been initiated or threatened in writing and delivered to the Company. No circumstances exist that would justify such a revocation (Widerruf) or withdrawal (Rücknahme).

(d) Except as disclosed in Section 2.28(d) of the Disclosure Schedule, no Subsidy will have to be repaid in whole or in part due to the execution or performance of this Agreement or the Transactions.

(e) The Company is not obliged under the terms of any Subsidy to maintain a certain level of employees or to make any specific investments which have not been made by the date of this Agreement.

(f) Except as disclosed in Section 2.28(f) of the Disclosure Schedule, no Subsidy limits or restricts in any way the Company’s ability to use, license, transfer or otherwise exploit any Company IP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as disclosed on the Disclosure Schedule, each Stockholder, severally and not jointly, hereby represents and warrants to Buyer that each of the representations, warranties and statements contained in the following sections of this Article III with respect to such Stockholder is true and correct as of the Closing, except to the extent such representations, warranties and statements are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections of this Article III, and any exception, qualification, limitation, document or other item described in any section or subsection of the Disclosure Schedule with respect to a particular representation, warranty or statement contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations, warranties and statements contained in this Agreement to the extent that its relevance or applicability to information called for by other sections or subsections is reasonably apparent from the face of such disclosure notwithstanding the omission of a reference or cross-reference thereto.

3.01. Title to and Transfer of the Shares. Such Stockholder is the sole beneficial and record owner of the Shares set forth opposite such Stockholder’s name in Section 2.04(a) of the Disclosure Schedule, and owns such Shares free and clear of any Restrictions, Liens, purchase options, calls or similar Third Party rights on sale or transfer, preemptive right, limitations on voting rights or options and will have the authority to dispose of such Shares pursuant to this Agreement. The transfer of the Shares owned by the Stockholder to Buyer as contemplated by this Agreement shall transfer good title to such Shares free and clear of all Restrictions, Liens, purchase options, calls or similar Third Party rights.

3.02. Binding Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution by the other Parties, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. No bankruptcy or insolvency proceedings or comparable proceedings under applicable

Laws in other jurisdictions concerning such Stockholder have been applied for by the Stockholder or any third party and no circumstances exist which (i) would require the application for any bankruptcy or insolvency proceedings or comparable proceedings under applicable Laws in other jurisdictions or (ii) pursuant to any applicable bankruptcy or insolvency Laws or comparable Laws in other jurisdictions, could justify the avoidance of this Agreement or any action pursued pursuant thereto.

3.03. Noncontravention.

(a) The execution and delivery by such Stockholder of this Agreement, the consummation of the Transactions and the compliance of such Stockholder with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under any Law or Judgment, in each case, applicable to such Stockholder.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement, the consummation by such Stockholder of the Transactions or the compliance of such Stockholder with the provisions of this Agreement.

3.04. No Brokers. Such Stockholder has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Stockholders that each of the representations, warranties and statements contained in the following sections of this Article IV with respect to Buyer is true and correct as of the date of the Closing as though made as of the Closing, except to the extent such representations, warranties and statements are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.01. Power and Authority; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transactions and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.02. Noncontravention.

(a) The execution and delivery by Buyer of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby and the compliance of Buyer with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constituent Documents of Buyer, (ii) any Law or Judgment, in each case, applicable to Buyer or its properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not likely to impair in any material respect the ability of Buyer to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Transactions or any of the other transactions contemplated hereby.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the Transactions and the other transactions contemplated by this Agreement or the compliance by Buyer with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Buyer to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Transactions or any of the other transactions contemplated hereby.

4.03. Sufficient Funds. Buyer has available cash, or pursuant to existing credit facilities or commitments, sufficient funds to pay the Purchase Price in cash, consummate the Transactions and effect the payments contemplated hereby.

ARTICLE V

COVENANTS

5.01. Access. The Stockholders (and their Representatives) shall have the right for a period of seven (7) years following the Closing to have reasonable access (including electronic access, to the extent available) to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records of the Company for the limited purposes of concluding their involvement in the business conducted by the Company prior to the Closing and for complying with their obligations under applicable securities, tax, environmental, employment or other Laws.

5.02. Tax Matters.

(a) Each Stockholder will satisfy (or cause to be satisfied) in full when due all Taxes of the Company with respect to any Pre-Closing Tax Period. If Buyer is required under Section 5.02(b) to file a Tax Return that involves Taxes for any Pre-Closing Tax Period, then no fewer than ten (10) Business Days before the filing of any such Tax Return, the Stockholders will pay to Buyer an amount equal to the amount of Taxes shown as due on such Tax Return for which the Stockholders are obligated with respect to such Tax Return, to the extent such Taxes exceed any liability with respect to such Taxes in Net Working Capital.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for Pre-Closing Tax Periods and Straddle Periods that are filed after the Closing Date. Buyer shall provide all such Tax Returns to the Stockholders’ Representative for review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns (including any applicable extensions), and shall consider in good faith any reasonable comments of the Stockholders’ Representative with respect to such Tax Returns.

(c) Each party will cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Company, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Entity, and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any governmental authority and records concerning the ownership and Tax basis of property. Buyer shall control the conduct of any audit or administrative or judicial proceeding involving any Taxes of the Company (or for which the Company may be liable) for any Pre-Closing Tax Period or Straddle Period. The Stockholders shall have the right to participate in any such audit or proceeding at their expense and, with the written consent of the Buyer, and at their expense, may assume control of the conduct of such audit or proceeding.

(d) In the case of any Straddle Period, the amount of any Taxes (other than property or similar ad valorem Taxes) with respect to a Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of any property or similar ad valorem Tax with respect to the Company with respect to any Straddle Period which relates to a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(e) The Stockholders shall not exercise any right to opt for value added Tax or any comparable Tax with regard to the Transactions.

5.03. Confidentiality. From and after the Closing, the Stockholders and their Affiliates shall ensure that all information concerning the Company, which the Stockholders and their Affiliates, any of their respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company or relating to the assets of the Company or any customer or supplier of the Company, shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them without the prior written consent of Buyer; provided, however, that the restrictions of this Section 5.03 shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information shall have otherwise become publicly available other than as the result of a breach by the Stockholders or their Affiliates of their obligations under this Agreement. The restrictions of this Section 5.03 shall survive for a period of five (5) years following the Closing.

5.04. Publicity. No public announcement of this transaction shall be made without the express written consent of Buyer; provided that each Stockholder that is a Governmental Entity shall be entitled to make all disclosures required of such Governmental Entity to the extent required by applicable Law; provided, further, that such Stockholder shall provide Buyer with a copy of any required disclosure at least two (2) Business Days prior to such actual disclosure to the applicable Governmental Entity.

5.05. Expenses. Whether or not the Transactions are consummated, and except expressly set forth in this Agreement, each of the Parties (with respect to the Company, its Stockholders) shall bear its own fees and expenses (including legal and accounting fees and expenses) incurred or owed in connection with the Transactions and this Agreement.

5.06. Further Assurances. From time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.01. Survival of Representations and Warranties. The representations and warranties contained in Article II and Article III shall survive the Closing solely for the purposes of this Article VI and such representations and warranties shall terminate on the twenty-four (24) month anniversary of the Closing (the “Survival Date”); provided that the representations set forth in Section 2.01 (Organization and Standing), Section 2.03 (Noncontravention), Section 2.04 (Capitalization), Section 2.05 (Compliance with Laws), Section 2.15 (Taxes), and Section 2.17 (Benefit Plans), shall survive until the date that is ninety (90) days after the expiration of all statutes of limitations (including any extensions or waivers thereof); provided, further, that the representations set forth in Section 2.15 (Taxes) shall, in any case, survive until the six (6) month anniversary of the final and binding assessment (materiell und formell bestandskräftige Festsetzung) of all relevant Taxes; and provided, further, that the representations set forth in Section 2.02 (Power and Authority; Binding Agreement), Section 3.01 (Title to and Transfer of Shares), and Section 3.02 (Power and Authority; Binding Agreement) shall survive indefinitely (the representations and warranties set forth in Sections 2.05 and 2.15, collectively are referred to herein as the “Intermediate Representations” and the representations and warranties set forth in Sections 2.01, 2.02, 2.03, 2.04, 2.13(f), 3.01 and 3.02, collectively are referred to herein as the “Fundamental Representations”). The covenants and agreements (other than the representations and warranties) contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms; provided that any claims under Section 6.02(c) below shall become time-barred (verjähren) no earlier than six (6) months after the final and binding assessment (materiell und formell bestandskräftige Festsetzung) of all relevant Taxes. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any Party hereto or by any Representative of any such Party or by any such Party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

6.02. Indemnification. Subject to Section 6.05, after the Closing, each Stockholder, severally and not jointly, hereby agrees to indemnify, defend and hold harmless Buyer (and following the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”), for any and all Losses, to the extent such Losses directly or indirectly arise out of or result from (each a “Buyer Claim”):

(a) the breach of any representation or warranty made by the Company or the Stockholders contained in this Agreement;

(b) the breach of any covenant or agreement by the Company or the Stockholders contained in this Agreement;

(c) any and all Pre-Closing Taxes to the extent such Taxes exceed any liability with respect thereto reflected in Net Working Capital on the Closing Balance Sheet;

(d) any claim by any Person arising out of or relating to ownership of or an interest in or to the Capital Stock of the Company, other than the Stockholders with respect to their ownership of the Shares;

(e) to the extent such claim arises in whole or in part as a result of the Transactions, any claim for repayment or revocation of funds granted to the Company prior to the Closing pursuant to any Subsidy;

(f) any Losses of the Company related to or arising out of the Statusfeststellungsverfahren nach §7a ff. des Vierten Buches des Sozialgesetzbuches (SGB tV) bezüglich der Sozialversicherungspflicht der beiden Geschäftsführer Gesellschafter Dr. Lars Markwort und Johannes von Borries to the extent not reserved for on the Closing Balance Sheet;

(g) any Third Party Expenses that are not paid or satisfied in full at or prior to the Closing; or

(h) any Fraud by the Company or any Stockholder.

6.03. Notice of Buyer Claim.

(a) Any Buyer Indemnified Party may give written notice of a Buyer Claim under this Agreement (a “Notice of Claim”), whether for its own Losses or for Losses incurred by any other Buyer Indemnified Party, to the Stockholders’ Representative promptly after the Buyer Indemnified Party becomes aware of the existence of any potential claim by a Buyer Indemnified Party for indemnification under this Article VI, arising out of or relating to (i) any matter specified in Section 6.02, or (ii) the assertion against any Buyer Indemnified Party of any Third Party Claim.

(b) Each Notice of Claim shall be in English and shall include the following information: (i) a statement that the Buyer Indemnified Party has directly or indirectly incurred or paid, or in good faith, believes that it shall have to directly or indirectly incur or pay, Losses arising from such Buyer Claim (which amount may be an estimated amount or may be the amount of damages claimed or estimated by a Third Party in a Third Party Claim, based on alleged facts, that, if true, would give rise to liability for Losses to such Buyer Indemnified Party under this Article VI); and (ii) a brief description, in reasonable detail (to the extent such information is available to the Buyer Indemnified Party) of the facts, circumstances or events giving rise to the alleged Losses, based on the Buyer Indemnified Party’s good faith belief thereof, including the identity and address of any third party claimant (to the extent available) and copies of any formal demand or complaint, the amount of Losses (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

(c) No delay on the part of a Buyer Indemnified Party in giving the Stockholders’ Representative a Notice of Claim within the applicable period for bringing such a Buyer Claim under this Article VI (if any) shall relieve any Stockholder from its obligations under this Article VI unless (and then only to the extent that) such Stockholder is materially prejudiced thereby.

6.04. Defense of Third Party Claim.

(a) Third Party Claims.

(i) Except as set forth in Section 6.04(b), Buyer has the right, in its sole and exclusive discretion, to assume and control the defense of any Third Party Claim. Buyer may seek the prior consent of the Stockholders’ Representative for any proposed settlement of any Third Party Claim, such consent not to be unreasonably withheld, conditioned or delayed. If such proposed settlement is consented to by the Stockholders’ Representative, the settlement amount, and all costs and expenses incurred by Buyer in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Buyer may seek indemnification pursuant to a Buyer Claim made by any Buyer Indemnified Person hereunder and the Stockholders’ Representative and each of the Stockholders shall raise no objection to the payment of such Buyer Claim. If such settlement is not consented to by the Stockholders’ Representative, the settlement amount and all costs and expenses incurred by Buyer in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) for which Buyer seeks indemnification pursuant to a Buyer Claim shall be deemed a Contested Claim (as defined in Section 6.05(b) below).

(ii) The Stockholders and their counsel may participate in (but not control the conduct of, or enter into any settlement in connection with) the defense of such Third Party Claim, at the Stockholders sole expense.

(b) Historical Third Party Claims.

(i) In case any Historical Third Party Claim is asserted against any Buyer Indemnified Party, the Stockholders’ Representative will be entitled, if the Stockholders’ Representative so elects by written notice delivered to Buyer within fourteen (14) days after receiving Buyer’s Notice of Claim, subject to the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), to assume the defense thereof, at the sole expense of the Stockholders, independent of the Escrow Fund, with counsel chosen by the Stockholders’ Representative and reasonably satisfactory to Buyer, so long as the amount of the Losses claimed in the Historical Third Party Claim do not exceed either individually, or when aggregated with all other actual or anticipated Historical Third Party Claims, the total dollar value of the Escrow Fund.

(ii) If the Stockholders’ Representative so assumes any such defense, the Stockholders’ Representative shall conduct the defense of the Historical Third Party Claim in good faith. The Stockholders’ Representative shall not compromise or settle such Historical Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Buyer and/or any other Buyer Indemnified Parties, as applicable

(c) In the event that the Stockholders’ Representative assumes the defense of the Historical Third Party Claim in accordance with Section 6.04(b)(i), Buyer or any other applicable Buyer Indemnified Party may retain separate counsel and participate in the defense of the Historical Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Buyer unless Buyer or such Buyer Indemnified Parties and the Stockholders’ Representative shall reasonably determine in reliance on advice from counsel that there is a conflict of interest between or among Buyer or the Buyer Indemnified Parties, on the one hand, and the Stockholders’ Representative and the Stockholders, on the other hand, with respect to such Historical Third Party Claim, in which case the reasonable fees and expenses of such counsel will be paid out of the Escrow Fund if any Losses related to such Historical Third Party Claim are determined to be indemnifiable Losses in accordance with this Article VI. Buyer will, at the Stockholders’ expense, cooperate in the defense of the Historical Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Stockholders’ Representative and relevant to such Historical Third Party Claim and will make available all officers, directors and employees reasonably requested by the Stockholders’ Representative for investigation and defending such Historical Third Party Claim.

(d) Notwithstanding any provision of this Section 6.04 to the contrary, any Third Party Claim relating to Taxes shall be governed by Section 5.02.

6.05. Resolution of Notice of Claim. Each Notice of Claim shall be resolved as follows:

(a) Uncontested Claims. If, within twenty (20) days after a Notice of Claim is received by the Stockholders’ Representative, the Stockholders’ Representative does not contest such Notice of Claim in writing to Buyer as provided in Section 6.05(b) or the Stockholders’ Representative has previously consented to the settlement giving rise to such Notice of Claim, the Stockholders shall be conclusively deemed to have consented to the recovery by the Buyer Indemnified Party from the Stockholders of the full amount of Losses (subject to the limits contained in this Article VI) specified in the Notice of Claim in accordance with this Article VI.

(b) Contested Claims. If the Stockholders’ Representative gives the Buyer written notice contesting all or a portion of a Notice of Claim within the twenty (20) day period specified in Section 6.05(a) or Buyer has requested prior approval of the settlement giving rise to such Notice of Claim and the Stockholders’ Representative has not given such consent (in either case, a “Contested Claim”), then Buyer and the Stockholders’ Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Stockholders’ Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of a Contested Claim, either Buyer or the Stockholders’ Representative may pursue legal action to seek resolution of such dispute pursuant to the terms of this Agreement.

(c) Arbitration of Contested Claims. Either Buyer or the Stockholders’ Representative may initiate arbitration before JAMS in accordance with the JAMS Comprehensive Arbitration Rules to resolve a Contested Claim. The decision of the arbitrator as to the validity and the amount of any Contested Claim shall be non-appealable, binding and conclusive upon the Parties to this Agreement. Any claims for arbitration must be commenced in the JAMS office in San Jose, California, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled, in addition to any indemnification proceeds, to its reasonable attorney’s fees, expert witness fees and costs.

6.06. Tax Consequences of Indemnification Payments. All payments (if any) made to a Buyer Indemnified Party pursuant to any indemnification obligations under this Article VI will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

6.07. Limits on Indemnification.

(a) Notwithstanding any provision of this Agreement to the contrary, except as set forth in this Section 6.07(a), a Buyer Indemnified Party may not recover any Losses pursuant to this Article VI unless and until a Notice of Claim identifying such Losses in excess of fifty thousand dollars ($50,000) in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholders’ Representative, in which case the Buyer Indemnified Party shall be entitled to recover the aggregate amount of Losses, including the Threshold Amount. A Buyer Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to any right to recover Losses (A) pursuant to Fraud or willful misrepresentation in connection with this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement or in connection with the Transactions, (B) resulting from the breach of any

Fundamental Representation, or (C) arising out of or resulting from the indemnified items in Section 6.02(c) or Section 6.02(e).

(b) Except as set forth in Section 6.07(c), Section 6.07(d), and Section 6.07(e), the maximum aggregate amount that the Buyer Indemnified Parties may recover from the Stockholders with respect to a Buyer Claim pursuant to Section 6.02 shall be limited to US-Dollars Three Million Four Hundred Fifty Thousand Dollars (USD $3,450,000) in the aggregate (the “Non-Fundamental Cap”) and prior to the second anniversary of the Closing the Escrow Fund shall be the sole and exclusive source of any indemnification payments for any Buyer Claim which is subject to the limit set forth in this Section 6.07(b).

(c) The maximum aggregate amount that the Buyer Indemnified Parties may recover from the Stockholders with respect to a Buyer Claim pursuant to Section 6.02 involving the breach of an Intermediate Representation is any amounts then available in the Escrow Fund plus an additional $2,300,000 (the “Intermediate Cap”), and the Escrow Fund shall be the initial source of any indemnification payments for any Buyer Claim which is subject to the limit set forth in this Section 6.07(c).

(d) The maximum aggregate amount that the Buyer Indemnified Parties may recover from any Stockholder (an “Indemnifying Stockholder”) with respect to (i) a Buyer Claim pursuant to Section 6.02 involving the breach of a Fundamental Representation, (ii) any willful misrepresentation by the Company or any Stockholder other than the Indemnifying Stockholder in connection with the Transactions of which the Indemnifying Stockholder did not have actual knowledge or (iii) any Fraud on the part of the Company or any Stockholder other than the Indemnifying Stockholder of which the Indemnifying Stockholder did not have actual knowledge, is such Indemnifying Stockholder’s pro rata amount of the then available Escrow Fund plus an additional amount equal to the balance of the Purchase Price paid or deemed to be paid, directly or indirectly, with respect to the Shares transferred at the Closing by such Indemnifying Stockholder (the “Purchase Price Cap”), and the Escrow Fund shall be the initial source of any indemnification payments for any Buyer Claim which is subject to the limit set forth in this Section 6.07(d).

(e) Notwithstanding anything to the contrary, nothing herein shall limit the liability of any Stockholder (and recovery by the Buyer Indemnified Parties pursuant to this Article VI shall not be limited to the Non-Fundamental Cap, the Intermediate Cap or the Purchase Price Cap) in respect of Losses arising out of or relating to (i) any willful misrepresentation by the Company or any Stockholder in connection with the Transactions to the extent such Stockholder had actual knowledge of such misrepresentation, or (ii) any Fraud on the part of the Company or any Stockholder to the extent such Stockholder had actual knowledge of such Fraud.

(f) Notwithstanding anything to the contrary set forth herein, (i) no payment shall be made from the Escrow Fund in respect of a Loss that is expected to be paid until such Loss is actually paid, (ii) in computing the amount of Losses paid, incurred, sustained or accrued by any Buyer Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received by such Buyer Indemnified Party in respect of such Losses, provided that no Buyer

Indemnified Party shall be obligated to make any claim under any insurance policy applicable to such Loss or seek other indemnification payments, contribution payments, or reimbursements, and (iii) all Losses indemnified by the Stockholders and subsequently recovered from a third party by any Buyer Indemnified Party shall be paid by such Buyer Indemnified Party to the Stockholders and allocated ratably among the Stockholders in accordance with their respective contributions to the indemnification payment.

6.08. Indemnification as Exclusive Remedy. Subject to the limitations set forth in this Article VI, the indemnification provided in Section 6.02 shall be Buyer’s sole and exclusive remedy for any Buyer Claims arising under this Agreement. Notwithstanding the preceding sentence, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement, and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity, without the necessity of posting bond. Further, the foregoing shall in no event limit Buyer’s remedies or recourse in the event of Fraud or willful misconduct.

6.09. Escrow Arrangements. At the Closing, Buyer, the Company and the Stockholders’ Representative shall enter into the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). At the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent without any act of the Stockholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Agent will hold and safeguard the Escrow Fund during the Escrow Period and until such Escrow Fund is distributed, will hold and dispose of the Escrow Fund only in accordance with the terms of the Escrow Agreement. The Escrow Amount shall be available as partial security for the indemnification obligations set forth in this Article VI and to compensate the Buyer Indemnified Parties for any claims by such parties for any Losses paid, suffered, incurred or sustained by them and for which they are entitled to recovery under this Article VI as provided in the Escrow Agreement.

6.10. No Right of Contribution. No Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE VII

STOCKHOLDERS’ REPRESENTATIVE

7.01. Appointment.

(a) Upon the adoption of this Agreement and without further act of the Stockholders, the Stockholders’ Representative is hereby appointed hereunder to give and receive notices and communications under this Agreement, to authorize payment to any Buyer Indemnified Party in satisfaction of Buyer Claims and Losses by a Buyer Indemnified Party, to

object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Buyer Claims or Losses, to waive any breach or default of Buyer under this Agreement following the Closing, to receive service of process on behalf of each of the Stockholders in connection with any claims under this Agreement, the Escrow Agreement or any related document or instrument, authorize any payment or distribution of the Stockholders’ Representative Fund Amount and to take all other actions that are either: (a) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing; or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall be permitted to communicate with the Stockholders, including in electronic form.

(b) The Stockholders’ Representative will incur no liability with respect to any Stockholder with respect to any action taken or suffered by the Stockholders’ Representative or any inaction, in each case in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Stockholders’ Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Stockholders’ Representative’s willful misconduct or gross negligence. In all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and the Stockholders’ Representative will not be liable to any Stockholder for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice.

(c) The Stockholders’ Representative may resign as such upon giving thirty (30) days prior written notice to Buyer and the Stockholders. Upon such resignation, the Stockholders’ Representative shall be fully released and relieved of all duties and responsibilities under this Agreement and the Escrow Agreement. In the event of such resignation, the Stockholders that held a majority of the issued and outstanding Shares immediately prior to the Closing shall appoint a successor representative as the successor Stockholders’ Representative, which shall be subject to the duties and obligations and shall have the rights and interests of the Stockholders’ Representative for all purposes hereunder.

(d) The Stockholders shall indemnify, defend and hold harmless the Stockholders’ Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Stockholders’ Representative Expenses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholders’ Representative pursuant to the terms of this Agreement, in each case as such Stockholders’ Representative Expense is incurred or suffered; provided that in the event it is finally adjudicated that a Stockholders’ Representative Expense or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Stockholders the amount of such indemnified Stockholders’ Representative Expense attributable to such gross negligence or willful misconduct. At the Closing, Buyer shall pay to the Stockholders’ Representative the Stockholders’ Representative Fund Amount. The Stockholders’ Representative Fund Amount shall be available as a fund to satisfy any Stockholders’ Representative Expenses incurred by the

Stockholders’ Representative in performance of his or her duties hereunder and under the Escrow Agreement, or any other matter that the Stockholders’ Representative deems appropriate in its sole discretion. In addition, to the extent that any portion of the Escrow Fund is scheduled to be distributed to the Stockholders, and the Stockholders’ Representative Fund Amount has been depleted, the Stockholders’ Representative may recover out of such amount available for distribution and before any such distribution, any remaining Stockholders’ Representative Expenses. While this section allows the Stockholders’ Representative to be paid from the Stockholders’ Representative Fund Amount and from certain distributions from the Escrow Fund, this does not relieve the Stockholders from their obligation to promptly pay Stockholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise.

7.02. Survival. The grant of authority provided for in this Article VII is coupled with an interest and is being granted, in part, as an inducement to Buyer to enter into this Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any or all of the Stockholders and shall be binding on any successor thereto. All of the immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

7.03. Binding Effect. A decision, act, consent or instruction of the Stockholders’ Representative, including an extension or waiver of this Agreement, as applicable, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders, and the Buyer and the Company may rely upon any such decision, act, consent or instruction of the Stockholders’ Representatives as being the decision, act, consent or instruction of the Stockholders. Each of Buyer and the Company is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

ARTICLE VIII

MISCELLANEOUS

8.01. Definition of Knowledge. For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” or have Known of a particular fact, circumstance, event or other matter if such individual is actually aware of such fact, circumstance or event, or if such individual could reasonably be expected to discover or otherwise become aware of such fact, circumstance or event by reasonable inquiry and investigation; and (b) the Company will be deemed to have Knowledge of a particular fact, circumstance, event or other matter if any of Lars Markwort, Johannes von Borries, Greg Savage, Ernst Hegels, Christoph Kappel, Pierre-Yves Guittet, and/or Leander Zickler is actually aware of such fact, circumstance or event, or if such individual could reasonably be expected to discover or otherwise become aware of such fact, circumstance or event by reasonable inquiry and investigation.

8.02. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services providing evidence of delivery or personal delivery providing evidence of delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 8.02:

(a)	if to Buyer or the Company (after the Closing):

c/o Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035 USA

Attention: Tim Stultz and Ron Kisling

Facsimile: (408) 521-9490

with a copy to:

Perkins Coie LLP

3150 Porter Drive

Palo Alto, California 94304

Attention: Buddy Arnheim

Facsimile: (650) 838-4504

Gleiss Lutz

Karl-Scharnagl-Ring 6

80539 München

Germany

Attention: Rainer Loges

Facsimile: +49 89 21 667-111

(b)	if to the Stockholders or the Stockholders’ Representative:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile: (415) 962-4147

Telephone: (415) 367-9400

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, California 94304

Attention: Daniel Zimmermann

Facsimile: (650) 858-6100

All notices and communications under this Agreement shall be deemed to have been duly given (w) when delivered by hand, if personally delivered, (x) five (5) Business Days after delivered to a courier, if delivered by commercial one-day overnight courier service, (y) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine, or (z) when sent, if sent by email, with an acknowledgment of sending being produced by a return email or other reliable indication of receipt.

8.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Buyer may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to an Affiliate of Buyer, but no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and assigns.

8.04. Amendment and Waiver.

(a) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

(b) Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by each of the Parties or, in the case of a waiver, by the Party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given.

8.05. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersedes all prior Contracts, written and oral, relating to such subject matter.

8.06. No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

8.07. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive law of the State of California applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties hereto agree that any Legal Proceeding by or against any Party hereto with respect to or arising out of this Agreement shall be brought in any state court or federal court located in Santa Clara County, California. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom.

8.09. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.10. Section Headings; Interpretation. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be. The table of contents, section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise.

8.11. Currency Conversion. Any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate of the relevant currency as determined by Bloomberg L.P. on its website at http://www.bloomberg.com/markets/currencies (set forth under the section “World Currencies” in the subsections “Americas”, “Europe, Africa, Middle East” and “Asia-Pacific”) as published at the day before the relevant date, 2:00 p.m. CET, if the day before the relevant date is a Business Day or on the last Business Day prior to the relevant date, 2:00 p.m. CET, if the day before the relevant date is not a Business Day.

8.12. Stockholder Acknowledgment. Each of Stockholders agrees and acknowledges that a portion of the Purchase Price that would otherwise be payable to such Stockholder is being paid, or may be paid, to applicable third parties pursuant to the Stockholders’ Representative Fund Amount

[Signatures Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized Representatives as of the date first written above.

BUYER

NANOMETRICS (SWITZERLAND) GMBH

By:	/s/ Timothy Stultz
Name:	Timothy Stultz
Title:	Managing Officer

COMPANY

NANDA TECHNOLOGIES GMBH

By:	/s/ Johannes Melchior von Borries
Name:	Johannes Melchior von Borries
Title:	CFO/COO

By:	/s/ Lars Markwort
Name:	Lars Markwort
Title:	CEO

STOCKHOLDERS’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT

STOCKHOLDER

Dr. Lars Markwort

By:	/s/ Dr. Lars Markwort
Name:	Dr. Lars Markwort

Johannes von Borries

By:	/s/ Johannes von Borries
Name:	Johannes von Borries

b-to-v Partners AG (previously: BrainstoVentures AG)

By:	/s/ Dr. Michael Inhester
Name:	Dr. Michael Inhester
Upon power of attorney

Rajeshwar Chhibber

By:	/s/ Dr. Michael Inhester
Name:	Dr. Michael Inhester
Upon power of attorney

Alexander Brühl

By:	/s/ Dr. Michael Inhester
Name:	Dr. Michael Inhester
Upon power of attorney

Dr. Christian Reitberger

By:	/s/ Dr. Michael Inhester
Name:	Dr. Michael Inhester
Upon power of attorney

Ventegis Capital AG

By:	/s/ Ingrid Focke
Name:	Ingrid Focke
Upon power of attorney

KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R.

By:	/s/ Janis Hendrik Surof
Name:	Janis Surof
Upon power of attorney

SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT

Deutsche Effecten- und Wechsel- Beteiligungsgesellschaft AG

By:	/s/ Matthias Alexander Scheinpflug
Name:	Matthias Alexander Scheinpflug
Upon power of attorney

High-Tech Gründerfonds GmbH & Co. KG

By:	/s/ Wolfgang Gerhard Julius Weitnauer
Name:	Wolfgang Gerhard Julius Weitnauer
Upon power of attorney

Technologie Seed-Beteiligungsfonds Bayern GmbH & Co. KG

By:	/s/ Wolfgang Gerhard Julius Weitnauer
Name:	Wolfgang Gerhard Julius Weitnauer
Upon power of attorney

CAPITAL-E NV

By:	/s/ Wolfgang Gerhard Julius Weitnauer
Name:	Wolfgang Gerhard Julius Weitnauer
Upon power of attorney

Technologie Beteiligungsfonds Bayern III GmbH & Co. KG

By:	/s/ Wolfgang Gerhard Julius Weitnauer
Name:	Wolfgang Gerhard Julius Weitnauer
Upon power of attorney

SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT

Solely with respect to Section 1.02, agreed and acknowledged:

PAYING AGENT

P+P Pöllath + Partners

By:	/s/ Dr. Michael Inhester
Name:	Dr. Michael Inhester
Title:	Partner

Address:	P+P Pöllath + Partners
Kardinal-Faulhaber-Str. 10
80333 München

SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT

EXHIBIT A

DEFINED TERMS

Definitions. The following capitalized terms have the following meanings:

“Accounts” is defined in Section 2.27.

“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.

“Agreement” is defined in the caption of this Agreement.

“Base Consideration” is defined in Section 1.02(a).

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including, without limitation, any “employee benefit plan”) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

“BMWi” means the German Federal Ministry of Economics and Technology.

“Bugs” is defined in Section 2.13(k).

“Business” means the operations of the Company as presently conducted and as conducted during the last fiscal years.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in California are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Buyer” is defined in the caption of this Agreement.

“Buyer Claim” is defined in Section 6.02.

“Buyer Indemnified Parties” are defined in Section 6.02.

“Capital Stock” means any capital stock or share capital of, other voting securities of, or other equity interest in any Person.

“Closing” is defined in Section 1.03.

“Closing Balance Sheet” is defined in Section 1.06(b)(i).

“Closing Date” means November 21, 2011.

“Closing Indebtedness” means the outstanding Indebtedness of the Company as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the caption of this Agreement.

“Company Shares” is defined in Section 2.04(a).

“Company Databases” is defined in Section 2.13(o).

“Company IP” means all Intellectual Property used by, held for use by, owned, purported to be owned by or licensed to Company.

“Company IP Contract” means a Contract relating to Company IP.

“Company Owned IP” means all Company IP other than Intellectual Property non-exclusively licensed to the Company pursuant to an Inbound License.

“Company Personnel” means any (i) current director, officer, employee, or individual acting as an independent contractor or consultant, of the Company or (ii) any former director, officer, employee, or individual who acted as an independent contractor or consultant, of the Company.

“Company Privacy Policy” means any written terms and conditions or policy relating to some or all of the ways Company retains, processes, discloses, and purges User Data and Personal Data.

“Company Product” means any product or services of the Company: (i) which the Company currently makes commercially available, (ii) which the Company has previously made commercially available; or (iii) which is currently under development by the Company and which the Company intends to make commercially available within eighteen (18) months after the date of this Agreement.

“Company Registered IP” means any Company Owned IP that is Registered IP.

“Company Software” is defined in Section 2.13(k).

“Constituent Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and bylaws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement, and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any other document of such entity or other document or Contract analogous to those described in clause (i) through (iv).

“Contaminants” is defined in Section 2.13(l).

“Contested Claim” is defined in Section 6.05(b).

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding, whether written or oral.

“Developer” is defined in Section 2.13(f)(ii).

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Company set forth in Article II, and the Stockholders set forth in Article III, delivered contemporaneously with this Agreement.

“Employee Incentive Grants” means those agreements by which certain Transferred Employees will be granted restricted stock units of the Common Stock of Nanometrics Incorporated, a Delaware corporation, with an aggregate value of up to USD $4,918,000, calculated upon the average closing sale price of such Common Stock during the ten (10) trading days ending two (2) trading days prior to the Closing, subject to the terms and conditions set forth in such agreements.

“Employment Agreement” means a form of agreement that has been agreed upon by Buyer and the Company, and has been provided by the Company to all Key Employees and Transferred Employees prior to the Closing.

“Environment” means any and all environmental media, including, but not limited to, ambient air, surface water, ground water, drinking water supply, soil, land surface, subsurface strata, wetlands, sediments, buildings or other constructions, as well as plant and animal species and natural habitats.

“Environmental Law” means any and all European, federal, state, local or foreign statutes, laws, codes, regulations, rules, orders (Bescheide), judgments, binding judicial decisions, permits, writs, decrees, licenses, approvals, injunctions, public and private law agreements (öffentlich-rechtliche und privatrechtliche Verträge), written policies, ordinances and binding directives pertaining to or relating to protection or restoration of the Environment, pollution, health and safety, noise, radiation, or the manufacture, generation, handling, storage, use, emission, discharge, re-lease, transportation, treatment, disposal or remediation of any Hazardous Material/Waste and the health or safety of employees in the workplace environment with respect to Hazardous Material/Waste, as each is in effect as of the date hereof.

“Escrow Agent” means Computershare Trust Company, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” is defined in Section 6.09.

“Escrow Amount” means USD$3,450,000 in cash.

“Escrow Fund” is defined in Section 6.09.

“Escrow Period” means the period from the Closing until the date that is twenty-four (24) months following the Closing; provided that the Escrow Period may be extended beyond such twenty-four (24) month period until final resolution of any pending Buyer Claims that were submitted in accordance with the terms of the Escrow Agreement to the Escrow Agent prior to the date that is twenty-four (24) months following the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Financial Statements” is defined in Section 2.07(a).

“Fraud” means, with respect to an individual or entity, fraud, willful breach or intentional misrepresentation.

“Fundamental Representation” is defined in Section 6.01.

“German GAAP” means German generally accepted accounting principles, consistently applied.

“GlobalFoundries” is defined in Section 2.13(r).

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Material/Waste” means, whether alone or in combination, whether solid, liquid or gaseous (i) any pollutant, contaminant, substance, chemical or material (including but not limited to waste) that is listed, classified or regulated by or pursuant to any Environmental Law, including but not limited to any harmful soil change (schädliche Bodenveränderung) within the meaning of Section 2 (3) Federal Soil Protection Act (Bundes-Bodenschutzgesetz) and any con-taminated site (Altlast) within the meaning of Section 2 (5) Federal Soil Protection Act (Bundes-Bodenschutzgesetz); (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear material, natural or synthetic gas, pesticide, or polychlorinated biphenyl; (iii) any pollutant, contaminant, substance, ma-terial, chemical or waste that is explosive or radioactive; (iv) any hazardous chemical or material or substance or waste, pollutant, contaminant, hazardous waste, toxic chemical, each or all as de-fined as hazardous or hazardous to water (wassergefährdend) under any Environmental Law; (v) residues of weapons or munitions (Fundmunition) within the meaning of Section 3 (1) Explosive Material Act (Sprengstoffgesetz).

“Historical Third Party Claim” means a Third Party Claim (i) brought by a Person with whom the Company does not then have, and does not intend to have, a business relationship and (ii) where the resolution of such Third Party Claim is not reasonably anticipated to materially impact the operations or goodwill of the Company, Buyer or the Affiliates of Buyer.

“Inbound License” is defined in Section 2.13(c)(i).

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than ninety (90) days past due), (ii) all principal, interest, prepayment penalties and premiums and other obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (x) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xii) all obligations of such Person pursuant to any deferred compensation agreements.

“Indemnifying Stockholder” is defined in Section 6.07(d).

“Independent Accounting Firm” means Ernst & Young.

“Intellectual Property” means collectively all Intellectual Property Rights and Technology.

“Intellectual Property Licenses” is defined in Section 2.13(c)(ii).

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to: (a) applications and registrations for patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof (collectively “Patents”); (b) applications and registrations for copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated) (collectively “Copyrights”); (c) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, or brand names, together with all goodwill associated with any of the foregoing, and all applications and registrations therefore (collectively “Trademarks”); (d) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (collectively “Domain Names”); (e) telephone numbers; (f) Trade Secrets, including rights to limit the use or disclosure thereof by any person; (g) privacy or publicity; (h) Technology; (i) databases and data collections (collectively “Databases”); (j) all other equivalent or similar rights; and (k) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

“Intermediate Cap” is defined in Section 6.07(c).

“Intermediate Representations” is defined in Section 6.01.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order or decree of, or issued by, any Governmental Entity.

“Key Employees” mean Lars Markwort, Johannes von Borries, Greg Savage, Ernst Hegels, Christoph Kappel, Pierre-Yves Guittet, and Leander Zickler.

“Knowledge” is defined in Section 8.01.

“Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation of any Governmental Entity.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or administrative agency or panel, or similar party, or any investigation or review by any Governmental Entity.

“Leased Property” is defined in Section 2.11(b).

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law. For the avoidance of doubt, a license or similar right granted with respect to any Intellectual Property shall not be considered a Lien with respect to such Intellectual Property.

“Loss” or “Losses” means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise), losses, claims, damages, Taxes, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), any incidental or consequential damages that are reasonably foreseeable and any punitive damages payable to third parties that may be imposed; provided that changes in Buyer’s stock price shall in no event be deemed “Losses” for purposes of this Agreement.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the operations, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise) or results of operations of the Company, taken as a whole, excluding from the foregoing the effect, if any, of (x) changes in general economic conditions or changes generally affecting the industry in which the Company operates that do not disproportionately affect the Company, and (y) any action or inaction (A) expressly requested of the Company in writing by Buyer prior to the date of this Agreement or (B) expressly required of the Company by this Agreement or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company or the Stockholders of the Transactions.

“Material Contract” is defined in Section 2.12(a).

“Most Recent Balance Sheet” is defined in Section 2.07(a).

“Most Recent Balance Sheet Date” means December 31, 2010.

“Net Working Capital” means the current assets minus current liabilities of the Company, determined in the manner set forth in Section 1.06(a)(i).

“Non-Fundamental Cap” is defined in Section 6.07(b).

“Notice of Claim” is defined in Section 6.03(a).

“Open Source Code” means Software or other material that is distributed under an Open Source License.

“Open Source License” means an agreement that: (a) licenses Software on a nondiscriminatory basis to any entity seeking to obtain it, for the non-exclusive use, distribution and modification of such Software or other material; and (b) either (i) requires that distribution of such Software and modifications thereto be licensed pursuant to the terms of such agreement, and accompanied by the Source Code therefor, or (ii) prohibits the licensee under such agreement from charging a fee or otherwise seeking compensation in connection with sublicensing or distributing such Software and modifications thereto.

“Ordinary Course of Business” means any action taken if (i) such action is consistent with past practice including as to amount and frequency and is taken in the course of normal day-to-day operations; (ii) such action is not required by Law, practice, custom or otherwise to be authorized by the board of directors (or other body exercising such authority) of the Person taking such action; and (iii) such action complies with Law.

“Outbound License” is defined in Section 2.13(c)(ii).

“Party” means a party to this Agreement.

“Paying Agent” means P+P Pöllath + Partners.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Data” means (i) a combination of any information that identifies an individual with that individual’s sensitive and non-public financial, health or other data or attribute, such as a combination of the individual’s name, address, or phone number with the individual’s social security number or other government issued number, financial account number, date of birth, address, biometric data, mother’s maiden name, or other personally identifiable information; (ii) any “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act found at 15 U.S.C. Subchapter 1, § 6809(4); or (iii) “protected health information” as defined in the Health Insurance Portability and Accountability Act found at 45 C.F.R. § 160.103.

“Pre-Closing Taxes” means any and all Taxes (i) of the Company relating to all Pre-Closing Tax Periods or arising from or relating to any event or transaction occurring on or before the Closing, (ii) of any member of a fiscal unity (steuerliche Organschaft) (or any analogous combined, consolidated or unitary group defined under applicable Law) of which any of the Company is or was a member on or prior to the Closing for which the Company is or may be liable, (iii) by way of secondary liability (Haftung), by any tax sharing, tax indemnity, tax allocation or any other Person for which the Company may be liable as transferee or successor, by Contract, or otherwise relating to Pre-Closing Tax Periods or arising from or relating to any event or transaction occurring on or before the Closing. For the avoidance of doubt, interest on any Pre-Closing Taxes is covered even if it is levied for periods or in periods following the Closing.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing and the portion of any Straddle Period ending on or prior to the Closing.

“Preliminary Closing Balance Sheet” is defined in Section 1.06(a)(i)(A).

“Preliminary Closing Indebtedness” is defined in Section 1.06(a)(i)(C).

“Preliminary Net Working Capital” is defined in Section 1.06(a)(i)(B).

“Purchase Price” is defined in Section 1.02.

“Purchase Price Cap” is defined in Section 6.07(d).

“Registered IP” means all Intellectual Property that is registered or filed with or by any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Restrictions” means any transfer restrictions, proxies, voting agreements, voting trusts, agreements to sell or purchase, rights of third parties generally and similar restrictions whether arising by Contract or operation of Law (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).

“SEAL” means the Semiconductor Equipment Assessment Leveraging Innovation joint research project.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” is defined in the recitals.

“Software” means all (1) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (2) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (3) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (4) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (5) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“Stockholder” and “Stockholders” is defined in the caption of this Agreement.

“Stockholders’ Representative” is defined in the caption of this Agreement.

“Stockholders’ Representative Expenses” is defined in Section 7.01(d).

“Stockholders’ Representative Fund Amount” is defined in Section 1.02(c).

“Straddle Period” means any Tax period that begins before and ends after the Closing.

“Subsidiary” means, with respect to any Person, another Person (i) of which 50% or more of any class of Capital Stock is owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

“Subsidies” is defined in Section 2.28(a).

“Survival Date” is defined in Section 6.01.

“Systems” is defined in Section 2.13(q).

“Target Closing Indebtedness” is defined in Section 1.06(a)(ii)(B).

“Target Net Working Capital” is defined in Section 1.06(a)(ii)(A).

“Tax” means any federal, state, local and foreign taxes, charges, fees, levies, imposts, duties and other like assessments or charges of any kind whatsoever imposed or required to be withheld by any Governmental Entity or any other public levy of any kind, including, without limitation, income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add-on minimum, environmental taxes and social security taxes or contributions as well as investment grants and subsidies (Investitionszuschüsse and -zulagen) or claim-backs thereof, imposed or required to be withheld by any Governmental Entity or owed pursuant to a contractual Tax indemnification obligation, e.g. on sales agreements or tax allocation agreements (Steuerumlageverträge), in each case together with any interest, additions to tax, surcharges, penalties, fines, costs or any other addition applicable or related thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any and all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; (g) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (collectively “Trade Secrets”; and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Third Party” means any Person other than the Parties and their Affiliates.

“Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article VI.

“Third Party Expenses” means the aggregate of all expenses incurred by the Company in connection with the transactions contemplated by this Agreement and arising out of or related to finder’s, investment banking, accounting and legal services. An itemized list of such expenses, together with copies of all invoices documenting the same, are set forth on Schedule 1.02(a)(2).

“Threshold Amount” is defined in Section 6.07(a).

“Transferred Employees” are the employees listed in Section 2.18(j) of the Disclosure Schedule.

“Transactions” means the transactions contemplated by this Agreement.

“User Data” means an employee’s, consultant’s, customer’s or other individual’s data that does not constitute Personal Data.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“ZIM Programme” means the Central Innovation Programme for Small and Medium Sized Enterprises (Zentrales Innovationsprogramm Mittelstand) of the BMWi.

EXHIBIT B – SHARE TRANSFER AGREEMENT

to the

EQUITY PURCHASE AGREEMENT

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (this “Agreement”) dated as of November 21, 2011, by and among Nanometrics (Switzerland) GmbH, a company under the laws of Switzerland, registered in the commercial register of the Canton Zug under the number CH-170.4.002.933-3, having its principal office at Neugasse 9, 6300 Zug, Switzerland (“Transferee”) and the stockholders of Nanda Technologies GmbH (the “Company”) as listed in Schedule S hereto (the “Transferors”).

RECITALS

WHEREAS, the Company is a limited liability company under the laws of Germany with its registered office in Lise-Meitner-Straße 3, 85716 Unterschleißheim, registered with the commercial register at the local court of Munich under HRB 163566.

WHEREAS, the registered share capital of the Company amounts to EUR 562,968 and is divided into 562,968 shares (collectively the “Shares”), each with a nominal amount of EUR 1.00, all of which are held by the Transferors as set forth in Schedule S.

WHEREAS, the Transferee, the Transferors and certain other parties have entered into an equity purchase agreement dated November 21, 2011 (the “EPA”) by which each of the Transferors agreed to sell and undertook to assign and transfer and the Transferee agreed to purchase and undertook to acquire and accept from each Transferor all of the Shares held by such Transferor.

WHEREAS, the Transferors as shareholders of the Company have passed a shareholders’ resolution pursuant to section 5.1 of the Company’s articles of association approving the assignment and transfer of all shares in the Company and the Company has expressed its consent thereto; a copy of such shareholders’ resolution and consent by the Company is attached hereto as Exhibit S for the purpose of evidence.

WHEREAS, in performance of their obligations under the EPA, by this Agreement, each Transferor intends to assign and transfer in rem (mit dinglicher Wirkung abtreten) and the Transferee intends to acquire and accept from each Transferor all of the Shares held by such Transferor.

NOW, THEREFOR, the Transferors and the Transferee agree as follows:

ARTICLE I

ASSIGNMENTS AND TRANSFERS

1.01. Each of the Transferors hereby assigns and transfers (abtreten) the Shares held by such Transferor as set forth in Schedule S as well as all ancillary rights pertaining to the Shares to the Transferee subject to the condition precedent (aufschiebende Bedingung, section 158 para. 1 of the German Civil Code) that the Transferee has irrevocably dispached, by wire transfer of immediately available funds with the request that such be marked “urgent” and

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with avis requested to the receiving bank of Paying Agent, an amount of $ 20.582.639, — (twentymillion fivehundredeightytwothousand sixhundredthirtynine US-Dollars) to P+P Pöllath + Partners, Fünf Höfe, Kardinal-Faulhaber-Straße 10, 80333 München, Germany as paying agent (the “Paying Agent”) of the Transferors and the Transferee confirms such irrevocable dispatch in writing. The Transferee hereby accepts such assignments and transfers.

1.02. The Transferors shall cause Paying Agent to confirm without undue delay in writing the entry (Gutschrift) of the payment set forth in section 1.01 above to Transferee and the acting notary. Such payment confirmation as set forth in section 1.02 above by Paying Agent shall constitute irrefutable proof (unwiderleglicher Nachweis) that the amount mentioned in section 1.01 above has been paid in accordance with the provisions of the EPA and of this Agreement.

1.03. If Transferee or the acting notary do not receive the payment confirmation as set forth in section 1.02 above by Paying Agent without undue delay after the bank instructed by Transferee has carried out the wire transfer, Transferee may instruct such bank to confirm in writing that the wire transfer has been carried out and to send such confirmation by telefax to Transferee, Paying Agent and the acting notary. Such confirmation shall replace and have the same effect as the payment confirmation from Paying Agent as set forth in section 1.02.

ARTICLE II

COSTS

The Transferors and the Transferee each bear their own costs and expenses in connection with this Agreement. The costs for the notarization of this Agreement as well as any stamp duties, transfer taxes and registration fees shall be borne by Transferee.

ARTICLE III

GOVERNING LAW

This Agreement shall exclusively be governed by, and construed, in accordance with the substantive laws of Germany, excluding any conflict-of-law rules as well as the UN Convention on Contracts for the International Sale of Goods (CISG).

ARTICLE IV

NOTICES

All notices and other communications under this Agreement, in particular the notice by Paying Agent pursuant to section 1.02 or the notice by the bank instructed by Transferee pursuant to section 1.03, shall be in writing and shall be by facsimile to the following addresses:

(a)	if to Transferee:

c/o Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035 USA

Attention: Tim Stultz and Ron Kisling

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Facsimile: +1 408 521-9490

with a copy to:

Perkins Coie LLP

3150 Porter Drive

Palo Alto, CA 94304 USA

Attention: Buddy Arnheim

Facsimile: +1 650 838-4504

and

Gleiss Lutz

Karl-Scharnagl-Ring 6

80539 München

Germany

Attention: Rainer Loges

Facsimile: +49 89 21 667-111

(b)	if to the acting notary:

Notar Dr. Tilman Götte

Maximiliansplatz 12

80333 München

Germany

Facsimile: +49 89 290042-99

(c)	if to Paying Agent:

P+P Pöllath + Partners

Fünf Höfe

Kardinal-Faulhaber-Straße 10

80333 München

Germany

Attention: Michael Inhester

Facsimile: +49 89 24240-999

(d)	if to Transferors:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Facsimile: +1 415 962-4147

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with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, California 94304

Attention: Daniel Zimmermann

Facsimile: +1 650 858-6100

ARTICLE V

ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof.

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Schedule S – List of Stockholders

Stockholders	Share Numbers	Aggregate number of Shares
Johannes von Borries born January 13, 1971 Mathias-Duschl-Straße 15a 82140 Olching, (Germany)	1 - 8,300 8,301 - 33,350	33,350

Lars Markwort born on January 2, 1968 Dachauer Strasse 59 D 85778 Haimhausen (Germany)	33,351 - 41,700 41,701 - 66,700	33,350

Rajeshwar Chhibber born on June 2, 1960 4929 Cruden Bay Ct. San Jose, CA, 95138 (USA)	66,701 - 75,050 75,051 - 100,050	33,350

Technologie Seed - Beteiligungsfonds Bayern GmbH & Co. KG with seat in Landshut (Germany), registered with the commercial register of the local court in Landshut (Germany) under HRA 8621 Ländgasse 135a 84028 Landshut (Germany)	100,051 - 107,650 107,651 - 111,350 111,351 - 118,900 368,278 - 369,863	20,436

Ventegis Capital AG with seat in Berlin (Germany), registered with the commercial register of the local court in Berlin - Charlottenburg under HRB 57882B Kurfürstendamm 119 10711 Berlin (Germany)	118,901 - 122,700 122,701 - 135,400 135,401 - 150,250 280,951 - 281,236 287,251 - 296,140 373,568 - 383,058 475,342 - 480,673	55,349

High - Tech Gründerfonds GmbH & Co. KG with seat in Bonn (Germany), registered with the commercial register of the local court in Bonn (Germany) under HRA 6256 Ludwig - Erhard - Allee 2 53175 Bonn (Germany)	150,251 - 165,450 165,451 - 172,850 172,851 - 188,000 346,841 - 353,387	44,297

Deutsche Effecten - und Wechsel - Beteiligungsgesellschaft AG with seat in Jena (Germany), registered with the commercial register of the local court in Jena (Germany) under HRB 208401 Leutragraben 1	188,001 - 259,850 296,141 - 346,840 383,059 - 384,515 480,674 - 493,115	136,449

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Stockholders	Share Numbers	Aggregate number of Shares
07743 Jena (Germany)

Dr. Christian Reitberger born on May 16, 1968 Alpspitzstraße 2 82335 Berg (Germany)	259,851 - 280,950 353,388 - 368,277 384,516 - 386,461 493,116 - 494,181	39,002

Alexander Brühl born on June 12, 1963 Tengstr. 22 80798 Munich (Germany)	281,237 - 282,000	764

Technologie Beteiligungsfonds Bayern III GmbH & Co KG with seat in Landshut (Germany), registered with the commercial register of the local court in Landshut (Germany) under HRA 8858 Ländgasse 135a 84028 Landshut (Germany)	282,001 - 287,250 369,864 - 373,567 418,109 - 425,217 557,637 - 562,968	21,395

b-to-v Partners AG (previously BrainsToVentures AG) with seat in St.Gallen (Switzerland), registered with the commercial register of the local court in St.Gallen (Switzerland) under registration number CH - 320.3.048.324 - 6 Blumenaustrasse 36, CH - 9004 St. Gallen	386,462 - 396,423 494,182 - 503,779	19,560

KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R. a public corporation (Anstalt des öffentlichen Rechts) with business seat in Ludwig - Erhard - Platz 1 - 3, 53179 Bonn (Germany)	396,424 - 418,108 503,780 - 557,636	75,542

Capital - E NV a limited liability company incorporated under Belgian law having its registered office at Kapeldreef 75 3001 Leuven/Belgium registered with the Crossroads Database under number 0878.487.923	425,218 - 475,341	50,124

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Exhibit S – Shareholders’ Resolution and Company’s Consent

Verbindliche deutsche Fassung.	Englische Übersetzung dient ausschließlich der Information. English translation for information purposes only.
Gesellschafter- beschluss	Shareholders’ Resolution

der	of

Nanda Technologies GmbH	Nanda Technologies GmbH

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Die in Anlage S dieses Gesellschafterbeschlusses genannten Personen und Gesellschaften (zusammen die „Gesellschafter“) sind sämtliche Gesellschafter der	The persons and entities listed in Schedule S to this shareholders’ resolution ( together the “Shareholders”) are any and all shareholders of

Nanda Technologies GmbH	Nanda Technologies GmbH

mit Sitz in München, eingetragen im Handelsregister des Amtsgerichts München unter HRB 163566, mit eingetragener Geschäftsanschrift Lise-Meitner-Straße 3, 85716 Unterschleißheim,	with registered seat in Munich, registered with the commercial register at the local court of Munich under HRB 163566, with red business address at Lise-Meitner-Straße 3, 85716 Unterschleißheim,

(die „Gesellschaft“).	(the “Company”).

Die Gesellschafter beabsichtigten, alle Geschäftsanteile an der Gesellschaft an die Nanometrics (Switzerland) GmbH (oder ein anderes mit Nanometrics Inc. verbundenes Unternehmen) zu verkaufen und zu übertragen.	The Shareholders intend to sell and transfer all shares in the Company to anometrics (Switzerland) GmbH (or any other affiliated company of Nanometrics Inc.).

Gemäß § 5.1 des Gesellschaftsvertrags der Gesellschaft ist für die Übertragung von Geschäftsanteilen an der Gesellschaft die Zustimmung der Gesellschaft erforderlich, die diese nur erteilen darf, wenn sie dazu durch einen vorherigen schriftlichen Gesellschafterbeschluss ermächtigt worden ist.	Pursuant to Section 5.1 of the articles of association of the Company, the Company’s consent is required for the transfer of shares in the Company. Such consent may only be granted by the Company, if it has been authorized by prior written shareholders’ resolution.

Unter Verzicht auf die Einhaltung aller gesetzlichen und gesellschaftsvertraglichen Frist- und Formerfordernisse hinsichtlich der Einberufung, Ankündigung und Durchführung einer	Waiving compliance with all requirements provided by law or the articles of association as to form and time for the announcing, convening and holding of a shareholders’ meeting, the Shareholders hereby

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Gesellschafterversammlung halten die Gesellschafter hiermit eine außerordentliche Gesellschafterversammlung der Gesellschaft ab und fassen einstimmig den folgenden Gesellschafterbeschluss der Gesellschaft:	hold an extraordinary shareholders’ meeting of the Company and resolve unanimously as follows:

1. Der Übertragung aller Geschäftsanteile an der Gesellschaft an die Nanometrics (Switzerland) GmbH (oder ein anderes mit Nanometrics Inc. verbundenes Unternehmen) wird zugestimmt.	1. The transfer of all shares in the Company to Nanometrics (Switzerland) GmbH (or any other affiliated company of Nanometrics Inc.) is hereby approved.

2.      Die Geschäftsführer der Gesellschaft werden ermächtigt, der Übertragung aller Geschäftsanteile an die Nanometrics (Switzerland) GmbH (oder ein anderes mit Nanometrics Inc. verbundenes Unternehmen) im Namen der Gesellschaft zuzustimmen.

2.      The managing directors of the Company are hereby instructed to consent to the transfer of all shares in the Company to Nanometrics (Switzerland) GmbH (or any other affiliated company of Nanometrics Inc.) in the name of the Company.

3.      Die Geschäftsführer der Gesellschaft werden hiermit umfassend ermächtigt und angewiesen, alle im Zusammenhang mit der Veräußerung und Abtretung sämtlicher Geschäftsanteile an der Gesellschaft an die Nanometrics (Switzerland) GmbH (oder ein anderes mit Nanometrics Inc. verbundenes Unternehmen) stehenden Geschäfte und Maßnahmen der Gesellschaft durchzuführen.

3.      The managing directors of the Company are hereby comprehensively authorized and instructed to undertake all transactions and measures of the Company in connection with the sale and transfer of all shares in the Company to Nanometrics (Switzerland) GmbH (or any other affiliated company of Nanometrics Inc.).

Diese Ermächtigung und Anweisung umfasst insbesondere,	This authorization and instruction in particular, without limitation,

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ohne Einschränkung:	includes

a.      die Verhandlung, den Abschluss, die Änderung, Durchführung, Beendigung und/oder Aufhebung von Verträgen jeder Art hinsichtlich des Verkaufs und der Abtretung sämtlicher Geschäftsanteile an der Gesellschaft. Hierzu gehört insbesondere das Equity Purchase Agreement hinsichtlich des Verkaufs aller von den Gesellschaftern gehaltenen Anteile an der Gesellschaft;

a.      the negotiation, execution, amendment, performance and/or termination of agreements of any type pertaining to the sale and transfer of all shares in the Company, in particular the Equity Purchase Agreement regarding the sale of all shares held by the Shareholders in the Company;

b.      die Verhandlung, den Abschluss, die Änderung, Durchführung Beendigung und/oder Aufhebung von Verträgen, die im Zusammenhang mit der Veräußerung und Abtretung sämtlicher Geschäftsanteile an der Gesellschaft stehen. Hierzu gehören insbesondere sämtliche in dem in vorstehendem lit. a) genannten Equity Purchase Agreement vorgesehene oder damit in Zusammenhang stehende Handlungen, Rechtsgeschäfte und Maßnahmen, beispielsweise eine Aufhebungsvereinbarung der bestehenden

b.      the negotiation, execution, amendment, performance and/or termination of any agreements related to the the sale and transfer of all shares in the Company, in particular any actions, transactions and measures contemplated under or in connection with the Equity Purchase Agreement referred to in lit. a above such as a Termination Agreement of the current Shareholders Agreement regarding the Company, a Stockholder Release or an Escrow Agreement;

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Gesellschaftervereinbarung betreffend die Gesellschaft, ein Stockholder Release oder ein Escrow Agreement;

c. die Vornahme, Übergabe und Entgegennahme aller Handlungen und Erklärungen, die im Zusammenhang mit dem Vollzug der Veräußerung und Abtretung sämtlicher Geschäftsanteile stehen; sowie	c. the execution, delivery and acceptance of any measures and declarations related to the consummation of the sale and transfer of all shares in the Company; and

d. die rechtsgeschäftliche Bevollmächtigung Dritter zur Vornahme der oben aufgeführten Rechtsgeschäfte, Handlungen und Maßnahmen.	d. the granting of power of attorney to third parties to undertake the transactions and measures described above.

4.      Im Zusammenhang mit sämtlichen unter vorstehender Ziffer 3 genannten Rechtsgeschäften, Handlungen und Maßnahmen wird den Geschäftsführern Johannes von Borries und Lars Markwort jeweils Einzelvertretungsbefugnis erteilt. Ferner werden sie jeweils in diesem Zusammenhang vollumfänglich von den Beschränkungen des § 181 Alt. 1 und Alt. 2 BGB befreit.

4.      In connection with any and all transactions and measures referred to in No. 3. above, the managing directors Johannes von Borries and Lars Markwort are hereby each granted the right to solely represent the Company. Furthermore the aforementioned managing directors are hereby each released from the restrictions of § 181 Alt. 1 and Alt. 2 German Civil Code in their entirety.

Die deutsche Fassung dieses Gesellschafterbeschlusses ist maßgeblich. Die englische Fassung ist eine Übersetzung ausschließlich zu Informationszwecken.	The German version of this shareholders’ resolution is binding. The English version is a convenience translation for information purposes only.

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Weitere Beschlüsse wurden nicht gefasst.	No further resolutions were adopted.

[Unterschriften auf nächster Seite]	[Signature page to follow]

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Munich / München, November 21, 2011

Johannes von Borries	Dr. Christian Reitberger represented by based on a power of attorney

Lars Markwort	Alexander Brühl represented by based on a power of attorney

Rajeshwar Chhibber represented by based on a power of attorney	Technologie Beteiligungsfonds Bayern III GmbH & Co KG represented by based on a power of attorney

Technologie Seed - Beteiligungsfonds Bayern GmbH & Co. KG represented by based on a power of attorney	b-to-v Partners AG (previously Brains- ToVentures AG) represented by based on a power of attorney

Ventegis Capital AG represented by based on a power of attorney	KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R. represented by based on a power of attorney

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High - Tech Gründerfonds GmbH & Co. KG represented by based on a power of attorney	Capital - E NV represented by based on a power of attorney

Deutsche Effecten - und Wechsel - Beteiligungsgesellschaft AG represented by based on a power of attorney

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Zustimmungserklärung	Consent Declaration

Die Nanda Technologies GmbH (die „Gesellschaft“) erteilt hiermit ihre Zustimmung gemäß § 5.1 des Gesellschaftsvertrags der Gesellschaft zur Übertragung aller Geschäftsanteile an der Gesellschaft an die Nanometrics (Switzerland) GmbH.	Nanda Technologies GmbH (the “Company”) hereby grants its consent pursuant to Section 5.1 of the articles of association of the Company to the transfer of all shares in the Company to Nanometrics (Switzerland) GmbH.

Munich / München, November 15, 2011

Lars Markwort Geschäftsführer / Managing Director	Johannes von Borries Geschäftsführer / Managing Director

Anlage S – Liste der Gesellschafter / Schedule S – List of Shareholders

Gesellschafter / Shareholder	Geschäftsanteilsnummern / Share Numbers	Gesamtanzahl an Geschäftsanteilen / Aggregate number of Shares
Johannes von Borries born January 13, 1971 Mathias-Duschl-Straße 15a 82140 Olching, (Germany)	1 - 8,300 8,301 - 33,350	33,350

Lars Markwort born on January 2, 1968 Dachauer Strasse 59 D 85778 Haimhausen (Germany)	33,351 - 41,700 41,701 - 66,700	33,350

Rajeshwar Chhibber born on June 2, 1960 4929 Cruden Bay Ct. San Jose, CA, 95138 (USA)	66,701 - 75,050 75,051 - 100,050	33,350

Technologie Seed - Beteiligungsfonds Bayern GmbH & Co. KG with seat in Landshut (Germany), registered with the commercial register of the local court in Landshut (Germany) under HRA 8621 Ländgasse 135a 84028 Landshut (Germany)	100,051 - 107,650 107,651 - 111,350 111,351 - 118,900 368,278 - 369,863	20,436

Ventegis Capital AG with seat in Berlin (Germany), registered with the commercial register of the local court in Berlin - Charlottenburg under HRB 57882B Kurfürstendamm 119 10711 Berlin (Germany)	118,901 - 122,700 122,701 - 135,400 135,401 - 150,250 280,951 - 281,236 287,251 - 296,140 373,568 - 383,058 475,342 - 480,673	55,349

High - Tech Gründerfonds GmbH & Co. KG with seat in Bonn (Germany), registered with the commercial register of the local court in Bonn (Germany) under HRA 6256 Ludwig - Erhard - Allee 2 53175 Bonn (Germany)	150,251 - 165,450 165,451 - 172,850 172,851 - 188,000 346,841 - 353,387	44,297

Deutsche Effecten - und Wechsel - Beteiligungsgesellschaft AG	188,001 - 259,850 296,141 - 346,840	136,449

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Gesellschafter / Shareholder	Geschäftsanteilsnummern / Share Numbers	Gesamtanzahl an Geschäftsanteilen / Aggregate number of Shares
with seat in Jena (Germany), registered with the commercial register of the local court in Jena (Germany) under HRB 208401 Leutragraben 1 07743 Jena (Germany)	383,059 - 384,515 480,674 - 493,115

Dr. Christian Reitberger born on May 16, 1968 Alpspitzstraße 2 82335 Berg (Germany)	259,851 - 280,950 353,388 - 368,277 384,516 - 386,461 493,116 - 494,181	39,002

Alexander Brühl born on June 12, 1963 Tengstr. 22 80798 Munich (Germany)	281,237 - 282,000	764

Technologie Beteiligungsfonds Bayern III GmbH & Co KG with seat in Landshut (Germany), registered with the commercial register of the local court in Landshut (Germany) under HRA 8858 Ländgasse 135a 84028 Landshut (Germany)	282,001 - 287,250 369,864 - 373,567 418,109 - 425,217 557,637 - 562,968	21,395

b-to-v Partners AG (previously BrainsToVentures AG) with seat in St.Gallen (Switzerland), registered with the commercial register of the local court in St.Gallen (Switzerland) under registration number CH - 320.3.048.324 - 6 Blumenaustrasse 36, CH - 9004 St. Gallen	386,462 - 396,423 494,182 - 503,779	19,560

KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R. a public corporation (Anstalt des öffentlichen Rechts) with business seat in Ludwig - Erhard - Platz 1 - 3, 53179 Bonn (Germany)	396,424 - 418,108 503,780 - 557,636	75,542

Capital - E NV a limited liability company incorporated under Belgian law having its registered office at	425,218 - 475,341	50,124

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Gesellschafter / Shareholder	Geschäftsanteilsnummern / Share Numbers	Gesamtanzahl an Geschäftsanteilen / Aggregate number of Shares
Kapeldreef 75 3001 Leuven/Belgium registered with the Crossroads Database under number 0878.487.923

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EXHIBIT C – ESCROW AGREEMENT

to the

EQUITY PURCHASE AGREEMENT

Execution Version

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of November 21, 2011, by and among Computershare Trust Company, N.A. (the “Escrow Agent”), Nanometrics (Switzerland) GmbH, a company organized under the laws of Zug, Switzerland, a wholly-owned subsidiary of Nanometrics, Incorporated, a Delaware corporation (“Purchaser”), and Shareholder Representative Services LLC, a Colorado limited liability company, (“Stockholders’ Representative”, and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”) solely in its capacity as Stockholders’ Representative under the Equity Purchase Agreement dated as of the date hereof between Purchaser, Nanda Technologies GmbH, the stockholders of Nanda Technologies GmbH (the “Stockholders”) and the Stockholders’ Representative (the “Purchase Agreement”).

WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. Purchaser agrees to deposit with the Escrow Agent the sum of $3,450,000 (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.

3. Investment of Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the Parties, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Fund shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of the Escrow Amount in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by joint written notice (i) to deposit the Escrow Amount with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Amount that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

(b) The Escrow Agent shall pay interest on the Fund at a rate equal to the then current three month US Treasury Bill rate. Such interest shall accrue to the Fund within three (3) Business Days of each calendar month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of interest earned on the Escrow Amount that is not payable pursuant to this Section 3(b).

(c) The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Amount which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by a Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the Escrow Amount at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

4. Disposition and Termination. (a) As soon as practicable (but no later than five (5) Business Days) after the date that is twenty-four (24) months following the date of this Agreement (the “Escrow Termination Date”), the

Escrow Agent shall release to the Stockholders all remaining amounts of the Fund less any Reserved Portion (as defined herein) pursuant to the written instructions of the Stockholders’ Representative. The Escrow Agent shall make distributions under this Escrow Agreement to the Paying Agent (as defined in the Purchase Agreement) or pursuant to the wiring instructions or delivery addresses, as applicable, as otherwise set forth in any written instruction delivered to the Escrow Agent by the Stockholders’ Representative. Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 4(b) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date. At any time prior to the final release of the Fund, the Stockholders’ Representative may, at its option, deliver any remaining portion of the Stockholders’ Representative Fund Amount (as defined in the Purchase Agreement) to the Escrow Agent for distribution to the Stockholders in conjunction with the final release of the Funds.

(b) Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from Purchaser a notice (a “Claim Notice”) specifying the basis for a claim for indemnification pursuant to the Purchase Agreement (as defined below) and the amount of the claim, or if such amount is unknown, Purchaser’s estimate of the amount of such claim (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount equal to the Claimed Amount set forth in such Claim Notice(s) (the “Reserved Portion”) until the disposition of such Claimed Amount is resolved as provided herein. For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date.

(c) At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Purchaser to the Stockholders’ Representative in accordance with the notice provisions contained in the Purchase Agreement.

(d) Unless the Stockholders’ Representative delivers to the Escrow Agent (with a duplicate thereof delivered by the Stockholders’ Representative to Purchaser in accordance with the notice provisions contained in the Purchase Agreement) a notice objecting in good faith to the creation of the Reserved Portion (or any portion thereof), or the claim contained in the Claim Notice (the “Contest Notice”) within twenty (20) calendar days of Stockholders’ Representative receiving the relevant Claim Notice pursuant to Section 4(c) hereof, the Escrow Agent shall, without further instructions, promptly liquidate that portion of the Fund equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to Purchaser. The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 4(e) hereof. If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to Purchaser an amount from the Fund equal to the portion of the Claimed Amount in relation to which there is no objection.

(e) In the event that Stockholders’ Representative delivers a Contest Notice in accordance with Section 4(d) hereof, Stockholders’ Representative and Purchaser shall negotiate in good faith for a period of thirty (30) days after delivery of the Contest Notice to Purchaser in an effort to settle the claim contained in the relevant Claim Notice or agree on the appropriate Reserved Portion, if any, to be applied against the Fund pursuant to the relevant Claim Notice. The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both Stockholders’ Representative and Purchaser; or (ii) a written notification from Purchaser of a final decision, order, judgment or decree of a court of competition jurisdiction or an arbitrator, which notification shall attach a copy of such final decision, order, judgment or decree (a “Final Order”). The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly liquidate and distribute that portion of the remaining Fund as instructed in such joint written instructions or Final Order.

(f) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from Stockholders’ Representative and Purchaser, or their respective successors or assigns, as to the disbursement of the Fund, the Escrow Agent shall disburse the Fund pursuant to such joint written instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said joint written instructions are authorized to do so by Stockholders’ Representative or Purchaser, as applicable.

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(g) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Fund, the Escrow Agent shall release the balance in the Fund and shall have no liability or responsibility to the Parties for any deficiency.

(h) Upon delivery of any and all remaining balance in the Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. As between the Parties, in the event of any conflict between the terms and provisions of this Agreement and those of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control. As among the Parties and the Escrow Agent, in the event of any conflict between the terms and provisions of this Agreement, those of the Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties and the Escrow Agent, the terms and conditions of this Agreement shall control for purposes of this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute between the Parties without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. The Escrow Agent’s sole responsibility after such thirty

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(30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. In accordance with Section 8 below, the Escrow Agent shall have the right to withhold an amount equal to one-half of any amount due and owing to the Escrow Agent, plus one-half of any reasonable costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement. The other one-half of the reasonable costs and expenses of the Escrow Agent shall be billed to the Purchaser.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. Each of Stockholders’ Representative (solely on behalf of the Stockholders and in its capacity as the Stockholders’ Representative, not in its individual capacity) and Purchaser agree to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one half of all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) upon request of the Escrow Agent, pay or reimburse one half of all reasonable expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by the Escrow Agent in connection with the performance, modification and termination of this Agreement.

8. Indemnity. Purchaser and Stockholders’ Representative (solely on behalf of the Stockholders and in its capacity as the Stockholders’ Representative, not in its individual capacity) shall severally, but not jointly, indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, agents, assigns, directors, officers, managers, attorneys, accountants, experts, and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. No Party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages. The Parties hereto acknowledge that their indemnity obligations set forth in this Section 8 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to the Stockholders and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or

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other appropriate form) as income earned from the Escrow Deposit by the Stockholders whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Purchaser hereby represents and warrants to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile;

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Stockholders’ Representative:	Shareholder Representative Services LLC 601 Montgomery Street, Suite 2020 San Francisco, CA 94111 Attention: Managing Director Email: deals@shareholderrep.com Facsimile No.: (415) 962-4147

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 950 Page Mill Road Palo Alto, CA 94304 Attention: Daniel Zimmermann Facsimile No.: (650) 858-6100

If to Purchaser:	Nanometrics (Switzerland) GmbH 1550 Buckeye Drive Milpitas, CA 95035 USA Attention: Tim Stultz and Ron Kisling Facsimile No.: (408) 521-9490

With a copy to:	Perkins Coie LLP 3150 Porter Drive Palo Alto, California 94304 Attention: Buddy Arnheim Facsimile No.: (650) 838-4504

If to the Escrow Agent:	Computershare Trust Company, N.A. 350 Indiana Street, Suite 750 Golden, CO 80401 Attention: John Wahl / Rose Stroud Facsimile No.: (303) 262-0608

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow

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Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(b) In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Stockholders’ Representative’s or Purchaser’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Stockholders’ Representative or Purchaser to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(c) Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 11(b) above:

Purchaser’s bank account information:

	Bank Name	IBAN	Swift Code
USD Acct:

(d) In addition to their respective funds transfer instructions as set forth in Section 11(c) above, the Parties each acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, the Parties shall each deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Schedule 1, by facsimile in accordance with this Section 11. The Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. The Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of each of the Parties, without requiring a verifying call-back as set forth in Section 11(b), whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(e) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

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12. Compliance with Court Orders. In the event that the Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. Except for funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of California. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of California or United States federal court, in each case, sitting in Santa Clara County, California. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission, and such facsimile or electronic transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that, to their knowledge, each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

*        *        *        *        *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

NANOMETRICS (SWITZERLAND) GMBH

By:
Name:
Title:
Telephone:

SHAREHOLDER REPRESENTATIVE SERVICES LLC solely in its capacity as Stockholders’ Representative

By:
Name:
Title:	Managing Director
Telephone:

COMPUTERSHARE TRUST COMPANY, N.A. as Escrow Agent

By:
Name:
Title:

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SCHEDULE 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If from Stockholders’ Representative:

Name	Telephone Number	Signature
1. Paul Koenig	+1 (303) 957-2850

2. Mark Vogel	+1 (415) 373-4020

3.

If from Purchaser:

Name	Telephone Number	Signature
1. Bruno Mock, Switzerland	+41 41 377 53 82

2. Linda Giannascopoulos, Switzerland	+41 41 760 73 50

3. Bruce Allen Crawford, USA	+1 (408) 545-6156

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If from Stockholders’ Representative:

Name	Telephone Number
1. Paul Koenig	+1 (303) 957-2850

2. Mark Vogel	+1 (415) 373-4020

3.

If from Purchaser:

Name	Telephone Number
1. Bruno Mock, Switzerland	+41 41 377 53 82

2. Linda Giannascopoulos, Switzerland	+41 41 760 73 50

3. Bruce Allen Crawford, USA	+1 (408) 545-6156

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SCHEDULE 2

Schedule of Fees for Escrow Agent Services

Computershare Trust Company, N.A.

Escrow Agent Fee Schedule
Account Set Up Fee	Waived
Annual Administration Fee	$1,500
Investment Fee (Money Market Fund Investments)	n/a
Out-of-Pocket Expenses (Postage, Stationery, etc.)	At cost
Overnight Delivery Charges	At cost

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SCHEDULE 3

APPROVED BANKS

Bank of America

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